Information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the related prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2009

Registration No. 333-156376
Filed pursuant to Rule 424(b)(5)

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 19, 2008)

$

6,500,000 Shares of Common Stock

We are selling 6,500,000 shares of our common stock. We have granted the underwriters an option to purchase up to 975,000 additional shares of common stock to cover over-allotments.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “RGLD”. The last reported sale price of our common stock on the NASDAQ Global Select Market on April 3, 2009 was $43.42 per share. Our common stock is also traded on the Toronto Stock Exchange under the symbol “RGL”.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Royal Gold, Inc. (before expenses)	$	$

The underwriters expect to deliver the shares to the purchasers on or about          , 2009.

Joint Book Runners

HSBC	Goldman, Sachs & Co.	Scotia Capital

Co-Managers

Merrill Lynch & Co.	NBF Securities (USA) Corp.

The date of this prospectus supplement is April  , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-156376) that we filed with the Securities and Exchange Commission (the “SEC”) and that became effective on December 22, 2008 utilizing an automatic shelf registration process. Under this shelf registration process, we may, from time to time, offer debt securities, preferred stock, common stock, warrants and depositary shares, of which this offering is a part. We have also filed this prospectus supplement and the related prospectus, which we refer to as the Canadian prospectus, with the securities regulatory authorities in each of the provinces of Canada, other than Quebec. The securities qualified under the Canadian prospectus may be offered and sold in each of the provinces of Canada, other than Quebec, subject to any applicable securities laws.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein by reference. The second part is the prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated herein by reference, the information in this prospectus supplement shall control. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information described under “Where You Can Find More Information” on page S-47 of this prospectus supplement, before investing in our common stock.

Unless otherwise stated, information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option to purchase additional shares of our common stock and no other person will exercise any other outstanding options to purchase shares of our common stock.

This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the prospectus and the documents incorporated herein by reference contain certain references to future expectations and other forward-looking statements and information relating to us or to properties operated by others that are based on our beliefs and assumptions or those of management of the companies who operate properties on which we have royalties, as well as information currently available to us. Such forward-looking statements include statements regarding projected production and reserves received from the operators of our royalty properties. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. Words such as “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project” and similar expressions generally indicate forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements inherently involve risks and uncertainties, some of which cannot be predicted or quantified. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include:

•	changes in the price of gold and other metals on which our royalties are paid or metals which are the primary deposit mined at our royalty properties;

•	the production at or performance of our producing royalty properties;

•	decisions and activities of the operators of our royalty properties;

•	the ability of the operators to bring projects into production and operate in accordance with feasibility studies;

•	liquidity or other problems our operators may encounter, such as those recently encountered by High River Gold Mines Ltd. (“High River”) with respect to the Taparko project;

•	unanticipated grade and geological, metallurgical, processing or other problems at the properties;

•	changes in project parameters as plans of operators are refined;

•	changes in estimates of reserves and mineralization by the operators of our royalty properties;

•	economic and market conditions;

•	future financial needs;

•	federal, state and foreign legislation governing us or the operators of our royalty properties;

•	the availability of royalties for acquisition or other acquisition opportunities and the availability of debt or equity financing necessary to complete such acquisitions;

•	our ability to make accurate assumptions regarding the valuation, timing and amount of royalty payments when making acquisitions;

•	risks associated with conducting business in foreign countries, including the application of foreign laws to contract and other disputes, environmental laws and enforcement and uncertain political and economic environments;

•	risks associated with issuances of substantial additional common stock or incurrence of substantial indebtedness in connection with acquisitions or otherwise;

•	satisfaction or waiver of the closing conditions to the proposed acquisition of an interest in the gold production from the Andacollo mine described herein and the closing thereof;

•	completion of construction and commencement and continuation of production at the Andacollo mine;

•	changes to management and key employees;

as well as other factors described elsewhere in our Annual Report on Form 10-K/A (filed on November 6, 2008) for the fiscal year ended June 30, 2008, our Quarterly Reports on Form 10-Q for the periods ended September 30, 2008 and December 31, 2008 and in future filings we make with the SEC. Most of these factors are beyond our ability to predict or control. We disclaim any obligation to update any forward-looking statement made herein, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

CERTAIN DEFINITIONS

Gross Smelter Return (GSR) Royalty:  A defined percentage of the gross revenue from a resource extraction operation, in certain cases reduced by certain contract-defined costs paid by or charged to the operator.

g/t:  A unit representing grams/tonne.

Net Smelter Return (NSR) Royalty:  A defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.

Net Value Royalty (NVR):  A defined percentage of the gross revenue from a resource extraction operation, less certain contract-defined transportation costs, milling costs and taxes.

Payable Ounces of Gold:  Ounces of gold in concentrate payable to the operator after deduction of a percentage of gold in concentrate that is paid to a third-party smelter pursuant to smelting contracts.

Royalty:  The right to receive a percentage or other denomination of mineral production from a resource extraction operation.

Ton:  A unit of weight equal to 2,000 pounds or 907.2 kilograms.

Tonne:  A unit of weight equal to 2,204.6 pounds or 1,000 kilograms.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the shares of our common stock offered hereby. In making an investment decision, investors should consult their own tax advisors to determine the U.S. federal or state, and any applicable foreign or other tax consequences related to an investment in our common stock. See “Material United States Federal Income Tax Considerations for Non-U.S. Holders” on page S-43.

NOTICE TO UNITED KINGDOM AND EUROPEAN UNION INVESTORS

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons in (i), (ii) and (iii) above together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about Royal Gold, Inc. This summary does not contain all of the information that may be important to you. For a more complete understanding of Royal Gold you should read carefully this entire prospectus supplement and the related prospectus, including the “Risk Factors” section and the other documents we refer to and incorporate by reference. Unless otherwise indicated, “Royal Gold”, the “Company”, “we”, “us” and “our” refer to Royal Gold, Inc. and its subsidiaries and “common stock” means our common stock, par value $0.01 per share, offered by this prospectus supplement.

Royal Gold Overview

Royal Gold is engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any. The Company owns royalties on 25 producing properties, 10 development stage properties and over 80 exploration stage properties, of which the Company considers 25 to be evaluation stage projects. The Company uses “evaluation stage” to describe exploration stage properties that contain mineralized material and on which operators are engaged in the search for reserves. Royal Gold does not conduct mining operations and is not required to contribute to capital costs, exploration costs, environmental costs or other operating costs on the properties on which it holds royalty interests. For the six months ended December 31, 2008, Royal Gold derived 81% of its total revenue from gold royalties, 3% of its total revenue from silver royalties and 16% of its total revenue from other royalties.

Company Strengths

We believe that our core strengths include the following:

•	A long history of revenue and royalty reserve growth, as well as royalties on significant development properties that we expect will generate strong future revenue;

•	A balanced mix of royalties on producing, development and exploration stage properties, with a focus on producing and development properties operated by proven, well regarded operators, including Barrick Gold Corporation (“Barrick”), Newmont Mining Corporation (“Newmont”), AngloGold Ashanti Limited (“AngloGold”) and Goldcorp Inc. (“Goldcorp”);

•	A geographically diverse portfolio of royalties in largely stable geographic regions;

•	No requirements to contribute to capital, exploration, environmental or other operating costs at mine sites;

•	Organic growth when reserves are increased on a property on which we hold a royalty interest;

•	Exposure to commodity price movements, with no historical practice of metal price hedging;

•	Current strong liquidity position;

•	An experienced management team with proven skills in acquiring and managing precious metal royalty interests;

•	A strong history of successful precious metal royalty acquisitions and a pipeline of potential acquisitions in various stages of review; and

•	A $0.32 per share dividend for calendar 2009, representing a 14% increase in the dividend rate for calendar 2008, and a history of increasing our dividend for each of the past eight years.

Royal Gold’s strengths are further discussed in the section entitled “Royal Gold Business Model and Growth Strategy” on page S-3.

Recent Developments — Proposed Acquisition of Andacollo Production Interest

On April 3, 2009, Royal Gold entered into a definitive agreement with a Chilean subsidiary of Teck Cominco Limited (“Teck”), Compañía Minera Carmen de Andacollo (“CDA”), to acquire an interest in the gold produced from the sulfide portion of the Andacollo copper and gold project in Chile (the “Andacollo Production Interest”) for total consideration consisting of $100 million in cash and 4,454,136 shares of our common stock, each subject to adjustment (the “Teck Transaction”). Pursuant to the definitive agreement with CDA, if this offering is completed, at the closing of the Teck Transaction the stock portion of the purchase price (4,454,136 shares) will be decreased to 1,204,136 shares (or 716,636 shares if the underwriters’ over-allotment option is exercised in full before closing of the Teck Transaction), representing a decrease in the stock portion of the purchase price by 50% of the number of shares sold in this offering. The cash portion of the purchase price will be increased by the amount of the proceeds from the sale of 50% of the shares sold in this offering (minus underwriting commissions and discounts), which, at an assumed offering price of $43.42 (the closing price of our common stock on the NASDAQ Global Select Market on April 3, 2009), would result in a total cash payment of $234.8 million (or $255.0 million if the underwriters’ over-allotment option is exercised in full before closing of the Teck Transaction). Royal Gold has also entered into a stockholder agreement with Teck and CDA including customary standstill provisions, voting provisions requiring CDA, Teck and its affiliates to vote in accordance with the recommendations of Royal Gold’s board of directors, and transfer restrictions limiting CDA’s ability to enter into certain transactions involving Royal Gold’s common stock. Royal Gold will also enter into a registration rights agreement providing CDA with certain registration rights.

The Andacollo Production Interest will equal 75% of the gold produced from the sulfide portion of the deposit at the Andacollo mine until 910,000 payable ounces of gold have been sold, and 50% of the gold produced in excess of 910,000 payable gold ounces. Payment to Royal Gold from the Andacollo Production Interest will be in cash, subject to certain exceptions. The Andacollo Production Interest will not cover copper production. The Andacollo mine has operated since 1996 and is currently operated by CDA, which is 90% owned by Teck and 10% owned by Empresa Nacional de Minería (ENAMI), a Chilean state-owned mining and processing company. The mine, located about 34 miles southeast of the city of La Serena, Chile, produces copper from the oxide portion of the deposit, and Teck is currently constructing facilities to produce both copper and gold from the sulfide portion of the deposit. Proven and probable reserves estimated by the operator for the sulfide portion are 393.5 million tonnes with a grade of 0.39% copper and 0.13 g/t gold. This equates to 1.6 million contained ounces of gold. Reserves were estimated by the operator using a copper price of $1.50 per pound and a gold price of $480 per ounce. Gold will be produced as a by-product of copper production, with a gold recovery rate estimated by the operator to be approximately 61%. The production interest agreements for the Andacollo Production Interest will include certain provisions that limit the concentrate marketing terms applicable to Royal Gold, including a 90.6% minimum payable gold factor and a maximum gold refining charge against the production interest payment to Royal Gold of $6 per ounce of gold. Once the mine is in full production the operator expects the mill to have a capacity of 55,000 tonnes per day. The operator estimates that the mine will produce on average approximately 53,000 ounces of gold and 76,000 tonnes of copper in concentrate annually for the first 10 years of commercial production, with an estimated mine life of 20 years. The mine is estimated by the operator to begin initial production of gold in the fourth quarter of calendar 2009, with ramp up continuing into 2010. The operator anticipates commercial production at the mine to be achieved in the first half of calendar 2010.

Royal Gold’s obligation to close the Teck Transaction is subject to CDA’s completion of concentrate marketing for a specified percentage of its concentrate production from the Andacollo mine, the condition that CDA’s material governmental approvals are not withdrawn or challenged and satisfactory completion of certain limited due diligence by Royal Gold, as well as other customary closing conditions. Either party may terminate the definitive agreement if the closing conditions are not met by October 30, 2009. There can be no assurance that the Teck Transaction will close on time or at all. The closing of the Teck Transaction is not contingent on this offering and can be financed independently of this offering. See “Risk Factors — Risks Related to the Teck Transaction” on page S-21.

Expected Benefits of the Teck Transaction

The Teck Transaction, if consummated, is expected to provide a number of benefits to Royal Gold:

•	A new gold production revenue interest in a project that is:

•	Located in a favorable mining jurisdiction (Chile);

•	Estimated to have a long mine life (20 years);

•	Operated by an experienced mining company (Teck); and

•	Expected to begin commercial production of gold in the first half of calendar 2010.

•	A substantial potential increase in revenue to the Company.

•	An increase in the gold portion of the Company’s revenue distribution.

•	An expansion of the Company’s royalty presence in Chile and further diversification of the Company’s geographic revenue distribution.

See “Recent Developments — Proposed Acquisition of Andacollo Production Interest” on page S-22.

Royal Gold Business Model and Growth Strategy

Royal Gold is engaged in the business of acquiring and managing precious metals royalties. The Company seeks to acquire existing royalties and to create new royalties through the financing of mining, development or exploration projects in exchange for royalty interests. Royal Gold does not conduct mining operations. The key elements of the Company’s business model and growth strategy are as follows:

•	Focus on Gold and Precious Metals through Royalty Ownership. Royal Gold has established its business model based on the premise that an attractive means to gain exposure to gold and precious metals prices is to acquire and hold royalty interests in gold and precious metal properties, rather than to engage directly in mining operations. By holding royalties, the Company benefits from (i) increases in commodity prices, (ii) production increases from properties subject to Royal Gold’s royalty interests and (iii) reserve increases on properties subject to Royal Gold royalty interests, potentially extending Royal Gold’s revenue stream from such properties. Royal Gold is not required to contribute to capital costs, exploration costs, environmental costs or other operating costs on the properties on which it holds royalties, and, as a result, Royal Gold has been able to achieve historically high margins and low overhead. The Company believes its exposure to operating risks are further reduced because its portfolio is comprised of royalties on properties operated by experienced and well regarded operators throughout the world, including Barrick, Newmont, AngloGold and Goldcorp.

•	Industry Experience and Relationships. Royal Gold relies on its experienced management team to identify opportunities and to structure creative approaches to acquire royalty interests, as well as to manage royalty streams once acquired. The Company’s management team includes senior executives with many years of industry experience in geology, mine operations, mining law and mine financing. The management team maintains personal relationships throughout the industry, from major mining companies to exploration companies, landowners and prospectors, giving the Company an excellent platform from which to identify, target and obtain or create royalty interests.

•	Acquisition of Royalties on Producing Mines or Development Projects. Royal Gold actively seeks to acquire royalties on both producing mines and development projects and has successfully executed an acquisition strategy that has more than doubled the reserves subject to its royalty interests from fiscal 2006 through fiscal 2008. Producing royalties generate revenue, while development stage properties represent an important part of the Company’s growth strategy. Development stage properties not only provide a pipeline of reserves subject to Royal Gold’s royalty interests, but also provide potential future revenue should they begin production over the next several years as expected by the operators of our principal development projects. Royal Gold also considers evaluation and exploration stage properties to be an important component in maintaining a balanced royalty portfolio with potential for future growth. Royal Gold has acquired portfolios of royalties that include royalties on exploration and evaluation stage properties that Royal Gold believes have potential.

Recent key acquisitions of producing and development stage properties include:

•	on October 1, 2008, a portfolio of 72 royalties from Barrick, including the remaining 70% of a royalty on the Mulatos gold mine located in Mexico of which we previously owned 30%, as well as royalties on the Malartic gold project in Canada and the Siguiri gold mine in the Republic of Guinea;

•	in fiscal 2008, royalties on the Marigold gold project located in Nevada, the El Chanate mine located in Mexico and the Benso gold concession located in the Republic of Ghana and 13 royalties as part of our acquisition of Battle Mountain Gold Exploration Corp. (“Battle Mountain”), including two royalties on the Dolores mine in Mexico;

•	in fiscal 2007, royalties on the Peñasquito mine located in Mexico and the Pascua-Lama project located in Chile; and

•	in fiscal 2006, a royalty on the Robinson mine located in Nevada, 30% of a royalty on the Mulatos mine (the remaining 70% of which was acquired in October 2008 as described above) and four royalties on the Taparko mine located in Burkina Faso through a financing arrangement with High River.

Please see “Royalty and Reserve Information” on page S-31 for information about these royalty interests and reserves subject to these royalty interests.

•	Utilize Flexible Acquisition Approaches. Royal Gold has pursued a growth strategy using a variety of acquisition structures. Royal Gold used the following acquisition structures to grow its royalty portfolio: (i) the acquisition of existing royalties or portfolios of existing royalties, (ii) the creation of new royalties by providing financing or capital, including for exploration activities, in exchange for royalties, and (iii) the acquisition of companies holding royalty assets. Royal Gold’s ability to utilize various acquisition structures allows it to adapt to changing market conditions affecting mining companies and to capitalize on the changing needs of mining companies. The Company takes a flexible approach to each royalty acquisition it examines, with consideration given to industry conditions as well as the various goals and capabilities of each operator or potential business partner.

•	Royalty Evaluation Criteria. Royal Gold believes there are substantial benefits to holding royalties on properties with significant reserves that represent long-lived assets. The Company utilizes a series of technical, business and legal criteria by which it evaluates potential royalty acquisitions. Among the factors considered are: (i) the quality of the asset, (ii) the reputation of the operator, (iii) country risks, (iv) environmental risks, (v) timing of anticipated production, (vi) potential for reserve growth, (vii) overall size and likely duration of the project and (viii) strategic, financial and operating impact of the acquisition on Royal Gold. The Company relies both on its own management expertise, and on that of consultants, to evaluate mining properties and reserves in order to evaluate royalties for acquisition. Royal Gold believes its systematic evaluation of royalties combined with its experience provides it a competitive advantage in acquiring royalties.

•	Organic Growth through Reserve Replacement. In addition to acquiring royalties with existing or anticipated near-term production, Royal Gold seeks to acquire and manage royalties with substantial potential for further reserve growth. This provides cost-free upside from the exploration efforts of the operator because additional reserves, if mined, extend Royal Gold’s revenue stream from the property with no additional cost to Royal Gold. Recent examples of significant reserve growth on royalties acquired by Royal Gold include an additional 2.4 million ounces of gold reserves announced by Barrick at the Crossroads deposit at the Cortez Pipeline Mining Complex (“Cortez”), which more than doubled the reserves subject to Royal Gold’s royalty interest at Cortez, and reserve increases at Goldcorp’s Peñasquito mine of 34% and 21% in gold and silver, respectively, both of which are subject to Royal Gold’s royalty interest.

Principal Royalty Properties

Royal Gold’s portfolio includes gold royalties on properties owned by various operating companies across five continents. While the Company maintains a strong royalty presence in Nevada, a jurisdiction with a long history of successful gold mining, the Company believes that it is important to hold royalties in other parts of the world. Royal Gold’s principal producing and development royalty properties outside of the United States are primarily located in Canada (Malartic), Mexico (Peñasquito, Mulatos and Dolores), South America (Pascua-Lama) and West Africa (Taparko and Siguiri). The Company also holds royalties on properties in Argentina, Australia, Bolivia, Burkina Faso, Chile, Colombia, Finland, Honduras, Nicaragua and Russia.

Royal Gold’s principal producing royalties are as follows:

•	four royalty interests on Cortez located in Nevada and operated by the Cortez Joint Venture, a joint venture between Barrick Cortez Inc. and Barrick Gold Finance Inc., both affiliates of Barrick;

•	one royalty interest on the Robinson mine located in eastern Nevada and operated by a subsidiary of Quadra Mining Ltd. (“Quadra”);

•	one royalty interest on the Leeville Mining Complex located in Nevada and operated by a subsidiary of Newmont;

•	one royalty interest on the Goldstrike mine located in Nevada and operated by a subsidiary of Barrick;

•	one royalty interest on the Peñasquito mine, covering both the oxide portion of the deposit (currently in production) and the sulfide portion of the deposit (currently in development) located in Zacatecas, Mexico and operated by a subsidiary of Goldcorp;

•	one royalty interest on the Mulatos mine located in Sonora, Mexico and operated by a subsidiary of Alamos Gold, Inc. (“Alamos”);

•	two royalty interests that are currently in effect, and two royalty interests that are not yet in effect, on the Taparko mine located in Burkina Faso and operated by a subsidiary of High River;

•	one royalty interest on the Siguiri mine located in the Republic of Guinea and operated by AngloGold; and

•	one royalty interest on the Dolores mine located in Chihuahua, Mexico and operated by a subsidiary of Minefinders Corporation, Ltd. (“Minefinders”).

Royal Gold’s principal development royalties are as follows:

•	the royalty on the Peñasquito mine mentioned above that includes production from the sulfide portion of the deposit that is currently in development and is estimated by Goldcorp to commence production in mid-calendar 2009 and reach commercial production by the end of calendar 2009;

•	one royalty interest, in addition to the royalty interest described above, on the Dolores mine that will begin to produce revenue upon the mine achieving commercial production, estimated by Minefinders to be achieved during the second quarter of calendar 2009;

•	two royalty interests on the Pascua-Lama project located in Chile and operated by a subsidiary of Barrick;

•	one royalty interest, of the four Cortez royalty interests described above, that also covers the Crossroads deposit of Cortez; and

•	one royalty interest on the Malartic project located in Quebec, Canada and operated by Osisko Mining Corporation (“Osisko”).

Royal Gold considers both historical and future expected revenues in determining which royalties in its portfolio are principal to its business. Estimated future expected royalty revenues from both producing and development properties are based on a number of factors, including reserves subject to our royalty, feasibility studies, metal price assumptions, mine life and other factors and assumptions, any of which could change and could cause Royal Gold to conclude that such royalties are no longer principal to its business.

Royalty structure and reserve information for all of Royal Gold’s producing and development stage royalty properties are set forth under “Royalty and Reserve Information” on page S-31.

The Offering

Common stock being offered by us	6,500,000 shares

Common stock to be outstanding immediately after this offering	40,718,666 shares

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes and to fund acquisitions of additional royalty interests. If the Teck Transaction is completed, then the net proceeds will be used to fund the cash portion of the purchase price. Pursuant to the definitive agreement with CDA for the Teck Transaction, if this offering is completed, at the closing of the Teck Transaction the stock portion of the purchase price (4,454,136 shares) will be decreased to 1,204,136 shares (or 716,636 shares if the underwriters’ over-allotment option is exercised in full before closing of the Teck Transaction). The cash portion of the purchase price will be increased by the amount of the proceeds from the sale of 50% of the shares sold in this offering (minus underwriting commissions and discounts), which, at an assumed offering price of $43.42 (the closing price of our common stock on the NASDAQ Global Select Market on April 3, 2009), would result in a total cash payment of $234.8 million (or $255.0 million if the underwriters’ over-allotment option is exercised in full before closing of the Teck Transaction). See “Recent Developments — Proposed Acquisition of the Andacollo Production Interest” on page S-22.

We intend to invest net proceeds from this offering pending their use primarily in money market accounts that are invested in United States treasury bills or United States treasury-backed securities. See “Use of Proceeds” on page S-25 for further information regarding the use of proceeds from this offering.

Risk factors	An investment in our common stock involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-11.

NASDAQ Global Select Market symbol	RGLD

Toronto Stock Exchange symbol	RGL

Dividend policy	We have paid a cash dividend on a quarterly basis on our common stock for each fiscal year beginning in fiscal 2000. For calendar 2009, we will pay a total dividend of $0.32 per share, up from $0.28 per share in calendar 2008. We currently plan to pay a quarterly dividend on a calendar year basis, subject to the discretion of our board of directors. Our board of directors, however, may determine not to declare a dividend based on a number of factors, including the gold price, economic and market conditions and funding requirements of our operations and opportunities that might arise in the future.

The number of shares of common stock that will be outstanding after the offering is based on 34,218,666 shares outstanding as of April 3, 2009. This number excludes:

•	up to 1,204,136 shares of common stock issuable to CDA pursuant to the Teck Transaction (assuming 6.5 million shares are sold in this offering) described further under “Recent Developments — Proposed Acquisition of Andacollo Production Interest” on page S-22;

•	558,690 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $22.59 per share, of which 484,857 shares of common stock are subject to options that are vested and immediately exercisable;

•	101,250 performance shares that vest upon achieving certain performance goals;

•	50,500 shares of common stock issuable upon exercise of outstanding stock-settled stock appreciation rights (“SSARs”), of which zero shares of common stock are subject to SSARs that are vested and immediately exercisable;

•	263,150 shares of common stock reserved for future issuance under our equity compensation plans;

•	up to 46,245 shares of common stock subject to issuance pursuant to a contingent stock arrangement related to our acquisition of Battle Mountain in October 2007; and

•	any of the 975,000 additional shares issuable pursuant to the underwriters’ over-allotment option.

Summary of Consolidated Financial Data

The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K/A (filed on November 6, 2008) for the fiscal year ended June 30, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008 and December 31, 2008 incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the consolidated statement of operations data for the years ended June 30, 2008, 2007 and 2006 from our audited consolidated financial statements. The related audit report is incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the unaudited consolidated financial data for the six months ended December 31, 2008 and 2007 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown. Historical results are not necessarily indicative of the results to be expected in the future. Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, which differ in certain respects from generally accepted accounting principles in Canada. Therefore our financial data contained in or incorporated by reference in this prospectus supplement may not be comparable to the financial data of Canadian companies.

	For the Six Months		For the Fiscal Years
	Ended December 31,		Ended June 30,
		2007	2008
	2008	(As Restated)	(As Restated)	2007	2006
	(dollars in thousands, except share and per share data)
Statements of Operations Data:
Royalty revenues	$30,701	$27,213	$66,297	$48,357	$28,380
Costs and expenses
Costs of operations	1,460	1,742	3,664	3,265	2,288
General and administrative	3,793	3,527	7,208	5,824	5,022
Exploration and business development	1,637	2,481	4,079	2,493	3,397
Depreciation, depletion and amortization	12,960	6,008	18,364	8,269	4,261

Total costs and expenses	19,850	13,758	33,315	19,851	14,968

Operating income	10,851	13,455	32,982	28,506	13,412
Gain on royalty restructuring	31,500	—	—	—	—
Interest and other income	1,123	3,952	6,742	4,258	3,204
Interest and other expense	(664)	(1,163)	(1,729)	(1,973)	(165)

Income before income taxes	42,810	16,244	37,995	30,791	16,451
Current tax expense	(17,668)	(5,927)	(11,935)	(10,310)	(5,974)
Deferred tax benefit (expense)	2,541	923	(115)	761	873
Minority interest in income of consolidated subsidiary	(537)	(542)	(1,352)	(1,522)	—
Loss from equity investment	—	(550)	(550)	—	—

Net income	$27,146	$10,148	$24,043	$19,720	$11,350

Net income available to common stockholders	$27,146	$8,944	$19,255	$19,720	$11,350

Earnings per share
Basic	$0.80	$0.30	$0.62	$0.79	$0.50

Diluted	$0.79	$0.30	$0.61	$0.79	$0.49

Weighted average number of common shares outstanding Basic	33,943,851	29,253,504	31,054,725	24,827,319	22,863,784
Diluted	34,343,827	29,455,599	31,390,293	25,075,086	23,134,034

The summary unaudited balance sheet data as of December 31, 2008 was derived from our consolidated financial statements. The unaudited as adjusted balance sheet data below gives effect to the issuance by us of 6,500,000 shares of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses, at a public offering price of $           per share, and the application of the proceeds therefrom. The following does not give effect to the Teck Transaction, which is subject to satisfactory completion of closing conditions.

	As of December 31,
	2008
		As
	Actual	Adjusted(1)
	(unaudited)
	(dollars in thousands)

Balance Sheet Data:
Current assets:
Cash and equivalents	$55,040	$
Royalty receivables	14,833		14,833
Other current assets	849		849

Total current assets	70,722
Royalty interests in mineral properties, net	475,724		475,724
Other assets	36,181		36,181

Total assets	$582,627	$

Current liabilities	19,551		19,551
Long-term liabilities	43,371		43,371

Total liabilities	$62,922		$62,922

Minority interest in subsidiary	11,976		11,976
Stockholders’ equity
Common stock, $.01 par value, authorized 100,000,000 shares; issued 34,007,184 and 40,507,184 as adjusted	340
Additional paid-in capital	465,862
Accumulated other comprehensive loss	(7)		(7)
Accumulated earnings	41,534		41,534

Total stockholders’ equity	507,729

Total liabilities and stockholders’ equity	$582,627	$

(1)	The As Adjusted column does not include the impact of the Teck Transaction. While there can be no assurances that the Teck Transaction will close, if the public offering closes at the offering price of $ per share, the Company would pay $ in cash and issue 1,204,136 shares to CDA in connection with the Teck Transaction (not reflecting the exercise of the underwriters’ over-allotment option). Accordingly, the As Adjusted Cash and equivalents would decrease by $ , with corresponding decrease to total current assets and the As Adjusted Common stock and Additional paid-in capital would increase by $ , with corresponding increase to total stockholders’ equity.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

We received a majority of our revenues in fiscal 2008 from three properties, and these maturing mines are likely to experience production declines.

For the six months ended December 31, 2008, approximately 26%, 12% and 11% of our revenues were derived from Cortez, the Leeville Mining Complex (“Leeville”) and the Robinson mine, respectively, compared to approximately 33%, 8% and 24%, respectively, in fiscal 2008. We expect that revenue from our royalties at Cortez, Leeville and Robinson will continue to be a significant, though less dominant, contributor to our revenue in future periods. Furthermore, as Cortez and other mines on which we have royalties mature, we can expect overall declines in production over the years unless operators are able to replace reserves that are mined by mine expansion or successful new exploration. There can be no assurance that the operators of Cortez or the other properties will be able to maintain or increase production or replace reserves as they are mined.

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are operated in our best interest.

All of our current revenue is derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no authority regarding development or operation of a mineral property. Therefore, we are not in control of decisions regarding development or operation of any of the properties on which we hold a royalty interest, and we have limited or no legal rights to influence those decisions.

Our strategy of having others operate properties on which we retain a royalty or other passive interest puts us generally at risk to the decisions of others regarding all operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although we attempt to secure contractual rights that will permit us to protect our interests, there can be no assurance that such rights will always be available or sufficient, or that our efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which we have royalty interests in ways that would be beneficial to our stockholders.

Volatility in gold, copper and other metal prices may have an adverse impact on the value of our royalty interests and reduce our royalty revenues.

The profitability of our royalty interests is directly related to the market price of gold, copper and other metal prices. The market price of each metal may fluctuate widely and is affected by numerous factors beyond the control of any mining company. These factors include metal supply, industrial and jewelry fabrication and investment demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by metal producers, global or regional political, economic or banking crises and a number of other factors. If the market price of gold, copper or certain other metals should drop, then our royalty revenues would also drop. Our sliding-scale royalties at Cortez, Taparko and other properties amplifies this effect. When the gold price falls below the steps in a sliding-scale royalty, we receive a lower royalty rate on production. Furthermore, if gold, copper and certain other metal prices drop dramatically, we might not be able to recover our initial investment in royalty interests or properties. In addition, certain royalty agreements, such as that in place for an interest at Robinson, provide that royalty payments to us are subject to subsequent adjustment based on commodity prices at a later date, three to four months in the case of Robinson, which can result in adjustments to our royalty revenue in later periods. Hence, we may experience positive or negative adjustments to recognized royalty revenues based on changes in commodity prices. Moreover, the selection of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that decisions about exploration, development and construction are made and the commencement of production can have a material adverse effect on the economics of a mine and can eliminate or have a material adverse impact on the value of royalty interests.

The Andacollo project, on which we will acquire a gold production interest if the Teck Transaction is completed, is a copper project, with gold produced as a by-product. The operator may be negatively affected by depressed copper prices, which could have an adverse effect on development or operation of the project, and therefore our future potential revenue from the project.

The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of gold, based on the London Bullion Market Association P.M. fix.

Gold Price Per Ounce ($)

Year	High	Low

2000	312	263
2001	293	256
2002	349	278
2003	416	320
2004	454	375
2005	537	411
2006	725	525
2007	841	608
2008	1,011	713
2009 (through April 3, 2009)	989	810

The volatility in silver prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of silver, based on the London Bullion Market Association P.M. fix.

Silver Price Per Ounce ($)

Year	High	Low

2000	5.45	4.57
2001	4.82	4.07
2002	5.10	4.24
2003	5.97	4.37
2004	8.29	5.50
2005	9.23	6.39
2006	14.94	8.83
2007	15.82	11.67
2008	20.92	8.88
2009 (through April 3, 2009)	14.39	10.51

The volatility in copper prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per pound of copper, based on the London Metal Exchange cash settlement price for copper Grade A.

Copper Price Per Pound ($)

Year	High	Low

2000	0.89	0.76
2001	0.81	0.62
2002	0.75	0.67
2003	1.00	0.72
2004	1.43	1.10
2005	2.08	1.44
2006	3.65	2.15
2007	3.77	2.37
2008	4.08	1.26
2009 (through April 3, 2009)	1.95	1.38

Our revenues are subject to operational and other risks faced by operators of our mining properties.

Although we are not required to pay capital costs or operating costs, our financial results are subject to hazards and risks normally associated with developing and operating mining properties, both for the properties where we may conduct exploration or indirectly for properties operated by others where we hold royalty interests. These risks include:

•	insufficient ore reserves;

•	fluctuations in production costs by the operators or third parties that may make mining of ore uneconomical or impact the amount of reserves;

•	declines in the price of gold and other metal prices;

•	economic downturns and operators’ insufficient financing;

•	significant environmental and other regulatory permitting requirements and restrictions;

•	labor disputes;

•	geological problems;

•	pit wall or tailings dam failures;

•	natural catastrophes such as floods or earthquakes; and

•	the risk of injury to persons, property or the environment.

Operating cost increases can have a negative effect on the value of and income from our royalty interests by potentially causing an operator to curtail, delay or close operations at a mine site.

We depend on our operators for the calculation of royalty payments, and we may not be able to detect errors, or payment calculations may call for retroactive adjustments.

Our royalty payments are calculated by the operators of the properties on which we have royalties based on their reported production. Each operator’s calculation of our royalty payments is subject to and dependent upon the adequacy of its production and accounting functions, and errors may occur from time to time in the calculations made by an operator. For example, the complex nature of mining and ownership of mining interests can result in errors regarding allocation of production, such as those that occurred in connection with our restatement of our consolidated financial statements for fiscal 2008. We are provided with production information by the mining operator in certain royalty contracts that may enable us to detect errors in the royalty payments that we receive from certain royalty interests given our royalty monitoring program and its associated internal controls and procedures. We do not, however, have the contractual right to receive production information for all of our royalty interests. As a result, our ability to detect royalty payment errors is limited and the possibility exists that we will need to make retroactive royalty revenue adjustments. Furthermore, in some royalty contracts we have the right to audit the operational calculations and production data for the associated royalty payments and, when exercised, such audits may occur many months following our recognition of the royalty revenue. In addition, certain royalty agreements, such as our royalty agreement for the Robinson mine, provide that royalty payments to us are subject to subsequent adjustment based on commodity prices at a later date, three to four months in the case of Robinson, which can result in adjustments to our royalty revenue in later periods. Hence, these royalty audits may result in the recognition by us of retroactive changes in previously disclosed royalty revenues. For example, we had negative revenue from the Robinson mine of $1.3 million for the three months ended December 31, 2008, which will be offset against future royalty revenue from Robinson.

If the current economic downturn, challenging credit markets and depressed prices of certain commodities is prolonged, it may affect the ability of some or all of the operators of the properties on which we have royalties to meet liquidity needs or operate profitably, which in turn could have material adverse effects on the value of and revenue from our royalty interests. In addition, the current economic downturn may adversely affect our ability to obtain financing for additional royalty acquisitions.

The value of and revenue from our royalty interests may be materially adversely affected if commodity prices for the various metals on which we have royalties or which are the primary production at mines on which we have royalties decline significantly, as occurred with respect to copper during 2008. For example, the decline in prices for copper negatively impacted our revenue for the three-month period ended December 31, 2008 by approximately $3.3 million, in comparison to our total revenue for such period of approximately $14.6 million. In addition, our royalty interests and revenues may be materially adversely affected if operators of the properties on which we have royalties do not have the financial strength or sufficient credit or other financing to cover the costs of operating or developing a mine, causing an operator to curtail, delay or close operations at a mine site. Operators’ financial strength or ability to secure financing is affected by the regional and global conditions in which they operate. Many economists believe that the U.S. economy, and possibly the global economy, has entered into a recession as a result of the recent deterioration in the credit markets and the related financial crisis, as well as a variety of other factors. A continued significant economic slowdown may negatively affect many commodity prices and our operators’ financial strength and, in turn, their ability to meet the costs of operating or developing the mines on which we have royalty interests. Further disruption and volatility of financial markets could also limit operators’ access to financing needed for operations. For example, High River, the operator of the Taparko mine, is in breach of its funding agreement with Royal Gold, and it has recently announced that its ability to continue as a going concern depends on, among other things, its ongoing discussions with its lenders and obtaining additional financing. If any of the operators of the properties on which we have royalties suffer these material adverse effects, enter into bankruptcy or liquidation, or undergo a change of control, then our royalty interests and the value of and revenue from our royalty interests may be materially adversely affected. In addition, a continued economic downturn or credit crisis could adversely affect our ability to obtain debt or equity financing for additional royalty acquisitions.

We may enter into acquisitions or other material royalty transactions at any time, including promptly after this offering.

We are engaged in a continual review of opportunities to acquire existing royalties, to create new royalties through the financing of mining projects or to acquire companies that hold royalty assets. We currently, and generally at any time, have acquisition opportunities in various stages of active review, including, for example, our engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial and other confidential information, submission of indications of interest, obtaining debt commitments for acquisition financing, participation in preliminary discussions, and involvement as a bidder in competitive auctions. Any such acquisition could be material to us and could significantly increase the size and scope of our business. In such event, we could issue substantial amounts of common stock or incur substantial additional indebtedness to fund the acquisition. In addition, we may consider opportunities to restructure our royalties where we believe such restructuring would provide a long-term benefit to the Company, though such restructuring may reduce near-term revenues. For example, we restructured our royalties at Cortez in connection with the Barrick royalty portfolio acquisition, which reduced our royalty revenue from Cortez during the three-month period ended December 31, 2008 by $0.8 million, though we believe such restructuring makes development at the Crossroads deposit, on which we have a royalty interest, more attractive to the operator. We could enter into one or more acquisition or restructuring transactions at any time, including promptly following this offering.

We may incur substantial indebtedness that could have adverse effects on our business.

We may incur substantial indebtedness in the future in connection with financing acquisitions, strategic transactions or for other purposes. If we were to incur substantial additional indebtedness, it may make it difficult for us to satisfy our debt obligations, increase our vulnerability to general adverse economic and industry conditions, require us to dedicate a substantial portion of our cash flow from operations and proceeds of any equity issuances to payments on our indebtedness, thereby reducing the availability of cash flow to fund acquisitions and dividends and other general corporate purposes, and place us at a competitive disadvantage to our competitors that have less debt or have other adverse effects on us.

We may be unable to successfully acquire additional royalty interests.

Our future success depends upon our ability to acquire royalty interests at appropriate valuations, including through corporate acquisitions, to replace depleting reserves and to diversify our royalty portfolio. We anticipate that most of our revenues will be derived from royalty interests that we acquire or finance, rather than through exploration and development of properties. There can be no assurance that we will be able to identify and complete the acquisition of such royalty interests, or businesses that own desired royalty interests, at reasonable prices or on favorable terms. In addition, we face competition in the acquisition of royalty interests. If we are unable to successfully acquire additional royalties, reserves subject to our royalties will decline as the producing properties on which we have royalties are mined. We may also experience negative reactions from the financial markets or operators of properties on which we seek royalties if we are unable to successfully complete acquisitions of royalty interests or businesses that own desired royalty interests. Each of these factors may adversely affect the trading price of our common stock or our financial condition or results of operations.

Acquired royalty interests, particularly on development stage properties, are subject to the risk that they may not produce anticipated royalty revenues.

The royalty interests we acquire may not produce the anticipated royalty revenues. Royalty interests acquired on development stage properties particularly face this risk. The success of our royalty acquisitions is based on our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments, particularly acquisitions of royalties on development stage properties. If the operator does not bring the property into production and operate in accordance with feasibility studies or other plans, then acquired royalty interests may not yield sufficient royalty revenues to be profitable. Furthermore, operators of development stage properties must obtain all necessary environmental permits and access to water, power and other raw materials needed for operations in order to begin production, and there can be no assurance operators will be able to do so. The Taparko project in Burkina Faso, which began production, the Peñasquito and Dolores mines in Mexico, both ramping up production, and Malartic in Quebec, are among our principal development stage royalty acquisitions to date. In addition, the Andacollo Production Interest that we propose to acquire from CDA is in the development stage and will not produce royalty revenue unless CDA is able to complete construction of mine and mill facilities to successfully produce copper, as well as gold by-product, from the sulfide portions of the deposit and to operate the project at full capacity. See “Recent Developments — Proposed Acquisition of Andacollo Production Interest” on page S-22. The failure of any of these projects to produce anticipated royalty revenues may materially and adversely affect our financial condition and results of operations.

Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant revision.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control or the control of the operators of mineral properties on which we have a royalty interest. Reserve estimates on our royalty interests are prepared by the operators of the mining properties. We do not participate in the preparation or verification of such reports and have not independently assessed or verified the accuracy of such information. The estimation of reserves and of other mineralization is a subjective process, and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate, may cause a revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about gold and other precious metal prices are subject to great uncertainty, and such prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomical to exploit. Changes in operating and capital costs and other factors including short-term operating factors, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves. Finally, it is important to note that our royalties give us only small percentage interests in the production from any reserve, and those percentage interests vary widely based on the individual royalty documents.

Estimates of production by the operators of mines in which we have royalty interests are subject to change, and actual production may vary materially from such estimates.

Production estimates are prepared by the operators of the mining properties. There are numerous uncertainties inherent in estimating anticipated production attributable to our royalty interests, including many factors beyond our control or the control of the operators of mineral properties in which we have royalty interests. We do not participate in the preparation or verification of production estimates and have not independently assessed or verified the accuracy of such information. The estimation of anticipated production is a subjective process and the accuracy of any such estimates is a function of the quality of available data, reliability of production history, variability in grade encountered, mechanical or other problems encountered, engineering and geological interpretation and operator judgment. Rates of production may be less than expected. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause actual production to vary materially from such estimates.

If title to properties is not properly maintained by the operators, our royalty revenues could decline.

The validity of unpatented mining claims, which constitute a significant portion of the properties on which we hold royalties in the United States, is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are held by absolute title to the land (fee simple). Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and therefore it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of an unpatented mining claim. If title to unpatented mining claims included among our royalty properties has not been properly established or is not properly maintained, our royalty revenues could be adversely affected.

Royalty interests are subject to contest by operators of mining projects and holders of mining rights.

Our business includes the risk that operators of mining projects and holders of mining claims, tenements, concessions, mining licenses or other interests in land and mining rights may contest the existence or geographic extent of our royalty interests. While Royal Gold seeks to confirm the existence, validity and enforceability of the royalties it acquires, there can be no assurance that such disputes will not arise. As a general matter, royalty interests in mining projects or properties are subject to uncertainties and complexities arising from the application of contract and property laws governing private parties and/or local or national governments in the jurisdiction where mining projects are located.

Anticipated federal legislation could decrease our royalty revenues.

In recent years, the United States Congress has considered a number of proposed major revisions to the General Mining Law of 1872 (the “General Mining Law”), which governs the creation, maintenance and possession of mining claims and related activities on federal public lands in the United States. Several proposals, such as Bill H.R. 699, introduced in Congress in January 2009, would, if enacted, impose a royalty payable to the U.S. Government on existing and future production of minerals from unpatented mining claims in the United States. Such legislation could, if enacted, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement and regulatory discretion in the mine permitting process, provide for citizen suits against miners operating on federal lands, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. If enacted, such legislation could adversely affect the development of new mines and the expansion of existing mines, as well as increase the cost of all mining operations on federal lands, perhaps materially and adversely affecting mine operators and, therefore, our royalty revenue.

The effect of any revision of the General Mining Law on our royalty interests in the United States cannot be determined conclusively until such revision, if any, is enacted and challenges to the legislation, if any, have been finally resolved. In addition, a number of the properties on which we have royalties are located on U.S. federal lands that are subject to federal mining and other public land laws. Changes in such laws or regulations promulgated under such laws could affect mine development and expansion and significantly increase regulatory obligations and compliance costs with respect to mine development and mine operations, which could adversely affect our royalty revenue from such properties. By way of example, if a royalty, assessment, production tax or other levy imposed on and measured by production is charged to the operator at Cortez, which is largely located on U.S. federal lands, the amount of that charge would be deducted from gross proceeds for calculation of our GSR1, GSR2 and GSR3 royalties, which would reduce our royalty revenues from these royalty interests.

Foreign operations and operation by foreign operators are subject to many risks.

We derived approximately 33% of our revenues from foreign sources in the six-month period ended December 31, 2008, compared to 21% in fiscal 2008. Our foreign activities are subject to the risks normally associated with conducting business in foreign countries. These risks include exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, foreign real estate, contract and environmental laws and enforcement, expropriation or nationalization of property, labor practices and disputes and uncertain political and economic environments. There are also risks of war and civil disturbances, as well as other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract or real property rights or the taking of property by nationalization or expropriation. Exploration licenses granted by some foreign countries do not include the right to mine, and in some jurisdictions the right to convert an exploration license into mining rights may not be automatic. Each country has discretion in determining whether to grant a license to mine. If an operator cannot secure a mining license following exploration of a property, or were to lose such a license, then the value of our royalty interest would be negatively affected or its validity undermined. Foreign operations also could be adversely impacted by laws and policies of the United States affecting foreign trade, investment and taxation. Furthermore, many of our operators are organized outside of the United States. Our royalty interests may be subject to the application of foreign laws to our operators, and their stockholders, including laws relating to corporate transactions, bankruptcy and liquidation.

We currently have interests in mines and projects outside of the United States in Argentina, Australia, Bolivia, Burkina Faso, Canada, Chile, Colombia, Finland, Honduras, Mexico, Nicaragua, the Republic of Ghana, the Republic of Guinea and Russia. We also evaluate precious metal royalty acquisitions or development opportunities in other parts of the world, including Central America, Europe, Republics of the former Soviet Union, Asia, Africa and South America.

We are subject to the risks of owning royalties on mining properties in Burkina Faso, the Republic of Ghana and the Republic of Guinea. These countries have historically experienced periods of political uncertainty, exchange rate fluctuations, balance of payments and trade difficulties, and problems associated with extreme poverty and unemployment. Laws regarding the ownership, operation and taxation of mining projects in these countries are subject to change. Any of these economic or political risks could adversely affect the Taparko, Benso or Siguiri projects.

Our royalties in Mexico are subject to risks associated with effects of political developments, local unrest and communal property issues. In the past, Mexico has experienced prolonged periods of weak economic conditions characterized by exchange rate instability, high inflation and negative economic growth, all of which could occur again in the future. Any of these risks could adversely affect the Peñasquito and Dolores projects, as well as the Mulatos and El Chanate mines.

Our Martha royalty is subject to risks relating to operating in Argentina. Argentina has experienced political instability, currency fluctuations and changes in banking regulations in recent years. Future instability, currency value fluctuations or regulation changes could adversely affect our revenues from the Martha mine.

Our Don Mario royalty is subject to risks relating to operating in Bolivia. Bolivia has experienced political and social instability, corruption, regulation and tax law changes and the potential for nationalization of foreign business interests that could materially adversely affect the Don Mario mine. In January 2009, a new constitution was passed by general election that provides, among other things, that all minerals are property of the state, Bolivian investment will be prioritized ahead of foreign investment, and the state will assume control over exploration, exploitation, transportation and marketing of minerals. The constitution also implicitly requires mining companies to enter into contracts with the state mining agency within one year, although the nature, scope and content of such contracts is not defined.

We hold a royalty interest in an exploration property that is subject to the risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market, including extensive currency controls and potentially high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments. Russian laws, licenses and permits have been in a state of change, and new laws may be given a retroactive effect.

The mining industry is subject to significant environmental risks.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and generally are becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to companies within the mining industry, such as the operators of the mines in which we hold a royalty interest, at a reasonable price. Furthermore, mining may be subject to significant environmental and other permitting requirements regarding the use of raw materials, particularly water, needed for operations. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, or if an operator were to lose its right to use or access to water or other raw materials necessary to operate a mine, our royalty revenues could be reduced or eliminated. To the extent that we become subject to environmental liabilities for the time period during which we were operating properties, the satisfaction of any liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition, results of operations and cash flows.

We depend on the services of our President and Chief Executive Officer and other key employees and on the participation of our Chairman.

We believe that our success depends on the continued service of our key executive management personnel. Currently, Tony Jensen is serving as our President and Chief Executive Officer. Mr. Jensen’s extensive commercial experience, mine operations background and industry contacts give us an important competitive advantage. Furthermore, our Chairman, Stanley Dempsey, who served as our Executive Chairman until his retirement in January 2009, remains closely involved with us. Mr. Dempsey’s knowledge of the royalty business and long-standing relationship with the mining industry are important to our success. The loss of the services of Mr. Jensen or other key employees could jeopardize our ability to maintain our competitive position in the industry. We currently do not have key person life insurance for any of our officers or directors.

We identified a material weakness in internal control over our financial reporting and as a result we were required to restate our financial results for the fiscal year ended June 30, 2008.

In connection with the restatement and our reassessment of our internal control over financial reporting pursuant to the rules promulgated by the SEC, Section 404 of the Sarbanes-Oxley Act of 2002 and Item 308 of Regulation S-K, management has concluded that as of the fiscal year ended June 30, 2008, our disclosure controls and procedures were not effective and that we had a material weakness in our internal control over financial reporting. Please refer to Item 9A of our Form 10-K/A, filed on November 6, 2008 and Item 4 of Part I of our Form 10-Q filed on November 10, 2008, for further discussion of the ineffectiveness of and material weakness in our controls as of June 30, 2008 and September 30, 2008. While we believe we have remedied such material weakness, and management has concluded that as of the period ended December 31, 2008, our disclosure controls and procedures were effective, such controls and procedures may not be adequate to prevent or identify existing or future internal control weaknesses. Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its known inherent limitations (such limitations are further discussed in Item 9A of our Form 10-K/A, filed on November 6, 2008 and Item 4 of Part I of our Form 10-Q filed on November 10, 2008 and on February 6, 2009). Because of such inherent limitations, there is a risk that material misstatements in results of operations and financial condition may not be prevented or detected on a timely basis by our internal controls over financial reporting and thus require us to further restate our financial statements. This effect could, in turn, adversely affect the trading price of our common stock and there is a risk that repeated restatements could result in an investigation by the SEC.

Risks Related to Our Common Stock

Our stock price may continue to be volatile and could decline.

The market price of our common stock has fluctuated and may decline in the future. The high and low sale prices of our common stock were $41.66 and $18.74 in the fiscal year ended June 30, 2006, $37.50 and $23.25 in the fiscal year ended June 30, 2007, $35.42 and $23.85 in the fiscal year ended June 30, 2008, and $49.45 and $22.75 in the six-month period ended December 31, 2008. The fluctuation of the market price of our common stock has been affected by many factors that are beyond our control, including:

•	the market price of gold and other metals;

•	interest rates;

•	expectations regarding inflation;

•	the ability of operators to produce precious metals and develop new reserves;

•	currency values;

•	credit market conditions;

•	general stock market conditions; and

•	global and regional political and economic conditions.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We will issue up to 4,454,136 shares to CDA in connection with the Teck Transaction if this offering is not completed. We also may issue additional equity in the future in connection with acquisitions, strategic transactions or other purposes. To the extent we issue additional equity securities, the ownership of our existing stockholders could be diluted and our earnings per share could be reduced.

If a large number of shares of our common stock is sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

We cannot predict what effect, if any, future issuances by us of our common stock or of other equity will have on the market price of our common stock. In addition, the shares of common stock that we issue in connection with an acquisition may not be subject to resale restrictions. We issued approximately 3.98 million shares in connection with the conversion of all of our issued and outstanding Preferred Stock on March 10, 2008. If this offering is completed, assuming full exercise of the underwriters’ over-allotment option, and the Teck Transaction closes, then CDA will hold 716,636 shares of our common stock. We have entered into a stockholder agreement with Teck and CDA placing certain limitations on the ability of Teck and its affiliates to sell our common stock, but the stockholder agreement allows Teck and its affiliates to complete open market trades of our common stock, subject to volume limitations, and block trades of our common stock, among other types of transfers. If Teck or its affiliates were to complete one or more block trades or an underwritten offering of our common stock, the market price of our common stock could decline. See “Recent Developments — Proposed Acquisition of Andacollo Production Interest” on page S-22 for further information about certain restrictions on CDA’s ability to sell our stock after the Teck Transaction. We may issue substantial additional shares of common stock or other securities in connection with other acquisition transactions. The market price of our common stock could decline if certain large holders of our common stock, or recipients of our common stock in connection with an acquisition, sell all or a significant portion of their shares of common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could also impair our ability to raise capital through the sale of additional common stock in the capital markets.

We may change our practice of paying dividends.

We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal 2000. Our board of directors has discretion in determining whether to declare a dividend based on a number of factors, including prevailing gold prices, economic market conditions and funding requirements for future opportunities or operations. If our board of directors declines to declare dividends in the future or reduces the current dividend level, then our stock price could fall, and the success of an investment in our common stock would depend solely upon any future stock price appreciation. We have increased our dividends in prior years. There can be no assurance, however, that we will continue to do so. For example, if we were to materially increase our borrowings to conduct a material acquisition, our board of directors could elect to modify our practice of paying dividends and potentially reduce or eliminate dividends on common stock.

Certain anti-takeover provisions could delay or prevent a third party from acquiring us.

Provisions in our restated certificate of incorporation may make it more difficult for third parties to acquire control of us or to remove our management. Some of these provisions:

•	permit our board of directors to issue preferred stock that has rights senior to the common stock without stockholder approval; and

•	provide for three classes of directors serving staggered, three-year terms.

We are also subject to the business combination provisions of Delaware law that could delay, deter or prevent a change in control. In addition, we have adopted a stockholder’s rights plan that imposes significant penalties upon a person or group that acquires 15% or more of our outstanding common stock without the approval of the board of directors. Any of these measures could prevent a third party from pursuing an acquisition of Royal Gold, even if stockholders believe the acquisition is in their best interests.

Risks Related to the Teck Transaction

The closing of the Teck Transaction is subject to closing conditions, and there can be no assurance the closing conditions will be met.

There is no assurance that the Teck Transaction will be completed. The closing of the Teck Transaction is subject to satisfaction or waiver of certain conditions, including the condition that the operator, CDA, enter into certain concentrate marketing of its production from the Andacollo project and a condition in both Royal Gold’s and CDA’s favor that CDA’s material governmental approvals are not withdrawn or challenged (or such action threatened). CDA will be precluded from exercising the condition regarding governmental approvals if Royal Gold waives the condition and waives its rights to indemnification from CDA with respect to such governmental approvals. Either party may terminate the definitive agreement if closing conditions are not satisfied or waived by October 30, 2009.

Even if the Teck Transaction is completed, the Andacollo Production Interest project may not produce the anticipated royalty revenue.

Even if the Teck Transaction is completed, there can be no assurance that the production interest we acquire on the Andacollo project will produce the anticipated royalty revenue. The success of the Andacollo project depends upon, among other factors, the ability of the operator to complete the construction of the mine and mill facilities for the sulfide portion of the deposit at the project, the ability of the operator to bring the project into production, the price of copper, the availability of resources necessary to construct and operate the project, including adequate water supply and rights of way, and receipt and maintenance of necessary environmental and other permits to operate the project. While we understand that the required air, water and other environmental permits are currently held by CDA, there are proceedings involving CDA’s permitting matters that CDA expects to be resolved in its favor. There can be no assurance that developments in the political or regulatory environment will not require CDA to take further action to maintain its permits or obtain other permits in order to complete development or to operate the project. The failure to maintain or obtain such permits could materially and adversely affect the anticipated benefits of the Teck Transaction.

The Andacollo project is a copper mine with gold produced as a by-product. Our production interest, once acquired, will cover only the gold produced from the sulfide portion of the Andacollo project. Consequently, if the price of copper drops, the operator may curtail or delay construction of the sulfide portion or may close operations at the mine site. If the Teck Transaction is completed, the failure of the Andacollo project to produce anticipated royalty revenues may materially and adversely affect our financial condition, results of operations, cash flows and the other benefits we expect to achieve from the Teck Transaction.

RECENT DEVELOPMENTS

Proposed Acquisition of Andacollo Production Interest

The Definitive Agreement

On April 3, 2009, Royal Gold entered into a definitive agreement with Teck’s subsidiary, CDA, to acquire a production interest in gold produced from the sulfide portion of the Andacollo copper and gold project in Chile for total consideration consisting of $100 million in cash and 4,454,136 shares of our common stock, which amounts will be adjusted as described below. Pursuant to the definitive agreement with CDA, the cash portion of the purchase price will be increased, and the stock portion of the purchase price will be decreased, based on the size and net proceeds of this offering. The initial number of shares to be issued to CDA was determined by dividing $200 million by the volume weighted average price of our common stock on the NASDAQ Global Select Market for the five day trading period that ended four days prior to the public announcement of the Teck Transaction on April 6, 2009.

If this offering is completed, pursuant to the definitive agreement with CDA, at the closing of the Teck Transaction the stock portion of the purchase price of 4,454,136 shares will be decreased by 50% of the total number of shares sold in this offering, resulting in a total of 1,204,136 shares being issued to CDA at closing, and the cash portion of the purchase price will be increased by the amount of the proceeds from the sale of 50% of the shares sold in this offering (minus underwriting commissions and discounts), which, at an assumed offering price of $43.42 (the closing price of our common stock on the NASDAQ Global Select Market on April 3, 2009), would result in a total cash payment of $234.8 million. The total number of shares to be issued to CDA will be further decreased by 50% of the number of shares subject to the underwriters’ over-allotment option if the option is exercised before the closing of the Teck Transaction, resulting in a total of 716,636 shares being issued to CDA if such option is exercised in full. The total cash payment to CDA will be increased by the amount of proceeds from the sale of 50% of the shares subject to the over-allotment option (minus underwriting commissions and discounts), which, at an assumed offering price of $43.42 (the closing price of our common stock on the NASDAQ Global Select Market on April 3, 2009), would result in a total cash payment of $255.0 million if such option is exercised in full.

The definitive agreement for the transaction between Royal Gold and CDA provides for the entry into two production interest agreements for the Andacollo Production Interest, a stockholder agreement and a registration rights agreement. The two production interest agreements will contain certain provisions that limit the concentrate marketing terms applicable to the Company, including a 90.6% minimum payable gold factor and a maximum gold refining charge against the production interest payment to Royal Gold of $6 per ounce of gold. The definitive agreement includes certain representations and warranties from both parties, customary covenants, closing conditions and indemnification provisions. Closing conditions include the accuracy of representations and warranties the inaccuracy of which would not constitute a “material adverse effect,” as defined in the definitive agreement, compliance with covenants, absence of litigation, and similar customary conditions, and a condition in Royal Gold’s favor that CDA complete concentrate marketing for a specified percentage of its concentrate production from the Andacollo project. In addition, both CDA and Royal Gold have conditions precedent that no material governmental approval necessary for the construction and operation of the project shall have been withdrawn or challenged (or such action threatened), provided that CDA is precluded from exercising its condition in the event Royal Gold waives certain potential rights to indemnification relating to such approvals. Thus, Royal Gold can either terminate the agreement or require CDA to close if a necessary governmental approval is withdrawn or challenged (or such action threatened) at Royal Gold’s election. Either party may terminate the definitive agreement if the closing conditions are not satisfied or waived by October 30, 2009. There can be no assurance that the Teck Transaction will close on time or at all. See “Risk Factors — Risks Related to the Teck Transaction” on page S-21.

The Andacollo Project

Upon consummation of the Teck Transaction, Royal Gold will be entitled to receive 75% of the gold produced from the sulfide portion of the deposit at the Andacollo project until 910,000 payable ounces of gold have been sold, and 50% of the gold produced in excess of 910,000 payable gold ounces. Payments from the Andacollo Production Interest will be made to Royal Gold in cash, although Royal Gold has the right to take physical delivery of gold in certain circumstances. The Andacollo Production Interest will not cover copper production.

The Andacollo mine has operated since 1996 and is currently operated by CDA, which is 90% owned by Teck and 10% owned by ENAMI, a Chilean state-owned mining and processing company. The mine is located about 34 miles southeast of the city of La Serena, Chile, and about 2 miles from the small town of Andacollo. The mine produces copper from the oxide portion of the deposit, and Teck is constructing facilities to produce both copper and gold from the sulfide portion of the deposit. Proven and probable reserves estimated by the operator for the sulfide portion are 393.5 million tonnes with a grade of 0.39% copper and 0.13 g/t gold. This equates to 1.6 million contained ounces of gold. Reserves were estimated by the operator using a copper price of $1.50 per pound and a gold price of $480 per ounce. Gold will be produced as a by-product of copper production, with gold recovery estimated by the operator to be approximately 61%. Once the mine is in full production, the operator expects the mill to have a capacity of 55,000 tonnes per day. The operator estimates that the mine will produce on average approximately 53,000 ounces of gold and 76,000 tonnes of copper in concentrate annually for the first 10 years of commercial production, with an estimated mine life of 20 years. The mine is estimated by the operator to begin initial production of gold in the fourth quarter of calendar 2009, with ramp up continuing into 2010. The operator anticipates commercial production at the mine to be achieved in the first half of calendar 2010.

Other Agreements

Royal Gold, CDA and Teck have entered into a stockholder agreement governing certain matters related to our common stock. Under the stockholder agreement, until such time that Teck, CDA and their affiliates beneficially own less than 2% of our issued and outstanding common stock for 90 consecutive days, Teck, CDA and their affiliates will be subject to customary standstill restrictions, and will not be permitted to, among other things, influence Royal Gold’s management or board of directors, form or participate in a group that beneficially owns Royal Gold common stock, call a stockholders’ meeting, seek representation on the board of directors or make any public statements regarding a business combination or similar transaction involving Royal Gold. Moreover, Teck, CDA and their affiliates will be required to vote any shares of common stock held by them in accordance with the recommendations of Royal Gold’s board of directors. The stockholder agreement also prohibits CDA and Teck from selling shares of common stock and entering into certain hedging transactions during the same lock-up period imposed upon us by the underwriters in this offering. During the period of time when Teck, CDA and their affiliates beneficially own 5% or more of our issued and outstanding shares of common stock, they may sell shares of common stock only (i) in open market trades on any trading day in an amount less than or equal to 15% of the average daily trading volume of our shares of common stock, (ii) in block trades to mutual funds registered under the Investment Company Act of 1940, as amended, or to certain other purchasers, (iii) pursuant to one firm commitment underwritten public offering of at least $50 million of our common stock completed within 90 days from the closing of the Teck Transaction (subject to the underwriters’ lock-up) or (iv) with our approval.

If this offering is completed and if the Teck Transaction is completed, then CDA will own approximately 3% of our issued and outstanding common stock (or approximately 2% if the underwriters’ over-allotment option is exercised in full before closing of the Teck Transaction). Shares issued to CDA at the closing of the Teck Transaction will be registered under the Securities Act. If the Teck Transaction is completed, then Royal Gold and CDA will enter into a registration rights agreement governing certain matters related to the shares of our common stock issuable to CDA upon the closing of the Teck Transaction. Pursuant to the registration rights agreement if CDA, together with its affiliates, beneficially owns more than 5% of our issued and outstanding common stock, we will cooperate with CDA in connection with a firm commitment underwritten offering of at least $50 million of our common stock completed within 90 days of the closing of the transaction and subject to the underwriters’ lock-up. In addition, we will maintain the effectiveness of a shelf registration statement for resales by CDA for 90 days following the closing, and, if applicable, until the shares are saleable by CDA without limitation as to volume or manner of sale (but not holding period) pursuant to Rule 144 promulgated under the Securities Act. The registration rights agreement also includes customary indemnification by, and covenants of, both Royal Gold and CDA.

See “Risk Factors — Risks Related to the Teck Transaction” on page S-21.

USE OF PROCEEDS

The net proceeds from the sale of the shares of our common stock in this offering are estimated to be approximately $           million ($           million if the underwriters’ over-allotment option is exercised in full), based on a public offering price of $           per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering for general corporate purposes and to fund acquisitions of additional royalty interests. If the Teck Transaction is completed, the net proceeds will be used to fund the cash portion of the purchase price. If this offering is completed, at the closing of the Teck Transaction the stock portion of the purchase price (4,454,136 shares) will be decreased to 1,204,136 shares (or 716,636 shares if the underwriters’ over-allotment option is exercised in full before closing of the Teck Transaction), representing a decrease in the stock portion of the purchase price by 50% of the number of shares sold in this offering. The cash portion of the purchase price will be increased by the amount of the proceeds from the sale of 50% of the shares sold in this offering (minus underwriting commissions and discounts), which, at an assumed offering price of $43.42 (the closing price of our common stock on the NASDAQ Global Select Market on April 3, 2009), would result in a total cash payment of $234.8 million (or $255.0 million if the underwriters’ over-allotment option is exercised in full before closing of the Teck Transaction).

If the Teck Transaction is not completed, we intend to use the net proceeds from this offering for general corporate purposes and to fund acquisitions of additional royalty interests. We have pursued an active acquisition strategy as a key element of our business model and growth strategy and intend to continue seeking acquisition opportunities. We are engaged in a continual review of opportunities to acquire existing royalties, to create new royalties through the financing of mining, development or exploration projects and to acquire companies that hold royalties.

We intend to invest the net proceeds from this offering pending their use primarily in money market accounts that are invested in United States treasury bills or United States treasury-backed securities.

CAPITALIZATION

The following table sets forth the capitalization of Royal Gold as of December 31, 2008 and as adjusted to reflect the sale of 6.5 million shares in this offering and the application of the net proceeds therefrom. The following table does not reflect the potential payment of the cash purchase price and issuance of 1,204,136 shares in connection with the Teck Transaction, shares issuable upon the exercise or vesting of stock options, performance shares or SSARs, shares reserved for issuance under our equity compensation plans and any of the shares subject of the underwriters’ over-allotment option, as described more fully below.

	As of December 31, 2008
	Actual	As Adjusted
	(dollars in thousands,
	unaudited)

Cash and equivalents(1)	$55,040	$
Long-term debt, including current portion	—		—
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—		—
Common stock, $.01 par value, 100,000,000 shares authorized; 34,007,184 shares issued and outstanding; as adjusted 40,507,184 shares(1)	340
Additional paid-in capital	465,862
Accumulated other comprehensive income	(7)		(7)
Accumulated earnings	41,534		41,534

Total stockholders’ equity	507,729

Total capitalization	$582,627	$

(1)	The As Adjusted column does not include the impact of the Teck Transaction. While there can be no assurances that the Teck transaction will close, if the public offering closes at the offering price of $ per share the Company would pay $ in cash and issue 1,204,136 shares to CDA in connection with the Teck Transaction (not reflecting the exercise of the underwriters’ over-allotment option). Accordingly, the As Adjusted Cash and equivalents would decrease by $ and the As Adjusted Common stock and Additional paid-in capital would increase by $ , with corresponding increase to total stockholders’ equity and total capitalization.

The number of shares of common stock outstanding is based on 34,007,184 shares outstanding as of December 31, 2008. This number excludes:

•	up to 1,204,136 shares of common stock issuable to CDA pursuant to the Teck Transaction (assuming 6.5 million shares are sold in this offering) described further under “Recent Developments — Proposed Acquisition of Andacollo Production Interest” on page S-22;

•	560,357 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $22.61 per share, of which 486,524 shares of common stock are subject to options that are vested and immediately exercisable;

•	101,250 performance shares that vest upon achieving certain performance goals;

•	260,584 shares of restricted stock that vest with continued service to Royal Gold;

•	50,500 shares of common stock issuable upon exercise of outstanding SSARs, of which zero shares of common stock are subject to SSARs that are vested and immediately exercisable;

•	263,150 shares of common stock reserved for future issuance under our equity compensation plans;

•	up to 46,245 shares of common stock subject to issuance pursuant to a contingent stock arrangement related to our acquisition of Battle Mountain in October 2007; and

•	any of the 975,000 additional shares issuable pursuant to the underwriters’ over-allotment option.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL”. The following table sets forth for each of the quarterly periods indicated the range of high and low sales prices in U.S. dollars of our common stock on the NASDAQ Global Select Market.

	High	Low

Year Ended June 30, 2006
First Quarter	$30.20	$18.74
Second Quarter	35.69	20.95
Third Quarter	41.66	27.01
Fourth Quarter	37.50	23.00
Year Ended June 30, 2007
First Quarter	$31.82	$25.67
Second Quarter	37.50	24.12
Third Quarter	36.50	29.31
Fourth Quarter	30.87	23.25
Year Ended June 30, 2008
First Quarter	$34.36	$23.85
Second Quarter	35.39	26.54
Third Quarter	35.42	27.51
Fourth Quarter	32.93	26.87
Year Ending June 30, 2009
First Quarter	$39.50	26.88
Second Quarter	49.45	22.75
Third Quarter	49.81	35.76
Fourth Quarter (through April 3, 2009)	48.69	42.56

On April 3, 2009, the closing sale price of our common stock as reported on the NASDAQ Global Select Market was $43.42 per share. On April 3, 2009, the number of our common stockholders of record was 1,071.

DIVIDEND HISTORY

We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal 2000, which we have increased each fiscal year beginning in 2001. We currently plan to pay a dividend on a calendar year basis, subject to the discretion of our board of directors. Our board of directors may determine not to declare a dividend based on a number of factors, including the gold price, economic and market conditions, funding requirements of our operations and opportunities that might arise in the future.

For calendar 2009, we announced an annual dividend of $0.32 per share of common stock, payable in four quarterly payments of $0.08 each. We paid the first payment of $0.08 per share on January 16, 2009 to stockholders of record at the close of business on January 2, 2009. We will pay the second payment of $0.08 per share on April 17, 2009 to stockholders of record at the close of business on April 3, 2009.

For calendar 2008, we paid an annual dividend of $0.28 per share of common stock, payable in four quarterly payments of $0.07 each. We paid the first payment of $0.07 per share on January 18, 2008 to stockholders of record at the close of business on January 4, 2008. We paid the second payment of $0.07 per share on April 18, 2008 to stockholders of record at the close of business on April 4, 2008. We paid the third payment of $0.07 per share on July 18, 2008 to stockholders of record at the close of business on July 3, 2008. We paid the fourth payment of $0.07 per share on October 17, 2008 to stockholders of record at the close of business on October 3, 2008.

For calendar 2007, we paid an annual dividend of $0.26 per share of common stock, payable in four quarterly payments of $0.065 each. We paid the first payment of $0.065 per share on January 19, 2007 to stockholders of record at the close of business on January 5, 2007. We paid the second payment of $0.065 per share on April 20, 2007 to stockholders of record at the close of business on April 5, 2007. We paid the third payment of $0.065 per share on July 20, 2007 to stockholders of record at the close of business on July 6, 2007. We paid the fourth payment of $0.065 per share on October 19, 2007 to stockholders of record at the close of business on October 5, 2007.

MANAGEMENT

Shown below are the names, ages and positions of our directors and executive officers as of April 3, 2009.

Name	Age	Position

Stanley Dempsey	69	Chairman of the Board of Directors
Tony Jensen	47	Director, President and Chief Executive Officer
John W. Goth	81	Director
M. Craig Haase	65	Director
William Hayes	63	Director
S. Oden Howell, Jr.	68	Director
Merritt E. Marcus	74	Director
James W. Stuckert	70	Director
Donald Worth	76	Director
Karen Gross	54	Vice President and Corporate Secretary
William Heissenbuttel	43	Vice President of Corporate Development
Bruce C. Kirchhoff	49	Vice President and General Counsel
Stefan Wenger	36	Chief Financial Officer and Treasurer
William M. Zisch	51	Vice President of Operations

Stanley Dempsey has served as Chairman of our board of directors since January 2009 and served as our Executive Chairman from July 2006 to January 2009. He was our Chairman and Chief Executive Officer from August 1988 until June 2006. Mr. Dempsey also served as our President from May 2002 until August 2003 and our President and Chief Operating Officer from July 1987 to July 1988. From 1983 through June 1986, Mr. Dempsey was a partner in the law firm of Arnold & Porter. During the same period, he was a principal in Denver Mining Finance Company, a firm that provides financial, management and advisory services to the mining industry. From 1970 through 1983, Mr. Dempsey was employed by AMAX, Inc., a major international mining firm, serving in various managerial and executive capacities. Mr. Dempsey is a member of the board of directors of Taranis Resources. He is involved in various mining-related associations.

Tony Jensen has served on our board of directors since August 2004 and as our President and Chief Executive Officer since July 2006. Mr. Jensen served as our President and Chief Operating Officer from August 2003 until June 2006. Mr. Jensen has over 25 years of mining industry experience, including 18 years with Placer Dome Inc. His corporate and operations experience were developed both in the United States and in Chile where he occupied several senior management positions in mine production, corporate development and finance. Before joining the Company, he was the Mine General Manager of the Cortez Joint Venture from August 1999 to June 2003, a mining joint venture between Barrick (formerly Placer Dome Inc.) and Kennecott Explorations (Australia) Ltd., a subsidiary of Rio Tinto. Mr. Jensen is a director of the Industrial Advisory Board of the South Dakota School of Mines and Technology and is a member of the board of directors of the National Mining Association, the Nevada Mining Association and the Colorado Mining Association.

John W. Goth has served on our board of directors since August 1988. Mr. Goth has been a consultant to the mining industry since 1985. Mr. Goth held several senior positions at AMAX, Inc., a major international mining firm from April 1954 to November 1985. Mr. Goth has been director of Behre Dolbear since 1998. He is past chairman of the Mineral Information Institute and the Mining and Metallurgical Society of America, a former non-executive director and director of the Denver Gold Group, a mining-related association. He is a former director of U.S. Gold, Magma Copper Corporation, U.S. Zeolites and Dome Mines Corporation.

M. Craig Haase has served on our board of directors since July 2007. Mr. Haase is a retired mining executive. Mr. Haase served as Director, Executive Vice President and Chief Legal Officer of Franco-Nevada Mining Corporation, a publicly-traded precious metals royalty company, for more than 15 years prior to its acquisition by Newmont Mining Corporation in 2002. He served as a director of Newmont from March 2002 until he retired in May 2003. He served in a similar capacity at Euro-Nevada Mining Corporation from 1987 to 1999, when Euro-Nevada merged with Franco-Nevada. Mr. Haase was also Chairman and CEO for Gold Marketing Corporation of America, Inc., a physical gold export company from 1994 to 2002. He received his J.D. from the University of Illinois and was engaged in private practice from 1971 to 1990.

William Hayes has served on our board of directors since January 2008. Mr. Hayes is a retired mining executive. Mr. Hayes served in various management positions with Placer Dome Inc. from 1988 to 2006. He was Executive Vice President for Project Development and Corporate Affairs for Placer Dome Inc. from 2004 to 2006. From 2000 to 2004, he served as Executive Vice President Placer Dome Inc. for the USA and Latin America, and from 1994 to 1999 as Executive Vice President Placer Dome Inc. for Latin America. From 1991 to 1994, he served as Chief Executive Officer of Mantos de Ore, Chile, at the La Coipa mine and was Chief Financial Officer there from 1988 to 1991. Mr. Hayes served as Vice President and Treasurer of Placer Dome from 1991 to 1994 and Vice President and Chief Financial Officer of La Coipa mine from 1988 to 1991. From 1972 to 1987, Mr. Hayes served in various financial positions with Exxon Corporation. Mr. Hayes is an advisor to the Calista Native Corporation in Alaska, and a director of Tethyan Copper Company, a copper mining and exploration business focused in the South Asian region, as well as of Antofogasta Minerals and Antofogasta PLC, copper mining companies focused on operations in Chile.

S. Oden Howell, Jr. has served on our board of directors since December 1993. Mr. Howell has been the President of Howell & Howell Contractors, Inc., a renovation contractor, and industrial and commercial painting contractor, since 1988. He is also the owner of Kessinger Service Industries, LLC, an industrial coatings contractor firm, Secretary/Treasurer of LCM Constructors, Inc., a general construction company located in Charleston, S.C. and Secretary/Treasurer of SemperFi Constructors, LLC, a service-disabled, veteran-owned small business located in Charleston, S.C. From 1972 until 1988, Mr. Howell was Secretary/Treasurer of Howell & Howell, Inc., an industrial and commercial painting contractor firm. Mr. Howell is a director of Keller Manufacturing Company and Paragon Door Designs, Inc.

Merritt E. Marcus has served on our board of directors since December 1992. Mr. Marcus was the President and Chief Executive Officer of Marcus Paint Company, a manufacturer of industrial liquid coatings, and Performance Powders, LLC, a manufacturer of industrial powder coatings, from 1983 until 2004. Mr. Marcus served several terms as a director of the National Paint and Coatings Association.

James W. Stuckert has served on our board of directors since September 1989. Mr. Stuckert has been a Senior Executive of Hilliard, Lyons, Inc., a full service financial asset management firm, since 2004. Mr. Stuckert joined Hilliard, Lyons in 1962 and served in several capacities, including Chief Executive Officer, prior to being named Chairman in December 1995. He served as Chairman of the firm from December 1995 to December 2003.

Donald Worth has served on our board of directors since April 1999. Mr. Worth is a director of Sentry Select Capital Corporation, Cornerstone Capital Resources, Inc. and Tiomin Resources Inc. He is also a trustee of Labrador Iron Ore Royalty Income Fund. Mr. Worth has been involved in the mining industry since 1949. He formerly was a mining specialist and a vice president of Canadian Imperial Bank of Commerce (Canada) from July 1984 to August 1997, when he retired. He is involved with several professional associations in both Canada and the United States.

Karen Gross has served as our Vice President since June 1994 and Corporate Secretary since 1989. From 1987 until 1989, Ms. Gross was our Assistant Secretary. Ms. Gross is in charge of investor relations, public relations and ensuring our compliance with various corporate governance standards. Ms. Gross is involved with the National Investor Relations Institute, the Society of Corporate Secretaries and Governance Professionals and is a director of the Denver Gold Group, a mining-related association. Ms. Gross received her Bachelor of Arts degree in business administration from the University of Colorado-Denver.

William Heissenbuttel has served as our Vice President of Corporate Development since February 2007 and was our Manager of Corporate Development from April 2006 through January 2007. Mr. Heissenbuttel brings more than 20 years of corporate finance experience, with 13 of those years in project and corporate finance in the metals and mining industry. Mr. Heissenbuttel served as Senior Vice President from February 2000 to April 2006 and Vice President from 1999 to 2000 at N M Rothschild & Sons (Denver) Inc. From 1994 to 1999, he served as Vice President and Group Vice President at ABN AMRO Bank N.V. From 1987 to 1994, he was a Senior Credit Analyst and an Associate at Chemical Bank Manufacturers Hanover. Mr. Heissenbuttel holds a Master of Business Administration degree with a specialization in finance from the University of Chicago.

Bruce C. Kirchhoff has served as our Vice President and General Counsel since February 2007. Mr. Kirchhoff has over 20 years of experience representing hardrock and industrial minerals mining companies, as well as mineral exploration and development clients. From January 2004 through January 2007, Mr. Kirchhoff was a partner with the law firm Carver Kirchhoff Schwarz McNab & Bailey, LLC. From January 2003 to December 2003, Mr. Kirchhoff was a partner with the law firm Carver & Kirchhoff, LLC, and from April 1996 through December 2002, Mr. Kirchhoff was a partner in the law firm Alfers & Carver, LLC. Prior to private practice, Mr. Kirchhoff was a senior attorney with Cyprus Amax Minerals Company from June 1986 through March 1996. Mr. Kirchhoff holds a J.D. from the University of Denver, a Masters of Science in Mineral Economics from the Colorado School of Mines, and a B.A. from Colorado College.

Stefan Wenger has served has our Chief Financial Officer since July 2006 and Treasurer since August 2007. Mr. Wenger was with PricewaterhouseCoopers LLP as a manager from June 2002 until March 2003. From September 2000 until June 2002, he was a manager with Arthur Andersen LLP. Mr. Wenger has over 13 years of experience in the mining and natural resources industry working in various financial roles. Mr. Wenger is a certified public accountant, is a graduate of Colorado State University with a Bachelors of Science degree in business administration and has completed the General Management Program at the Harvard Business School. He is a member of the Colorado Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

William M. Zisch joined our team in March 2009 as our Vice President of Operations. Mr. Zisch has over 25 years of experience in the mining industry. Prior to joining Royal Gold, Mr. Zisch spent 12 years working for Newmont on both domestic and international assignments in technical, operating and executive positions. Most recently, Mr. Zisch served as Vice President of Planning for Newmont from March 2007 to March 2009, Vice President – African Operations from March 2005 to March 2007 and Group Executive and Managing Director of West African Operations from October 2003 through September 2005. Prior to his tenure at Newmont, Mr. Zisch spent 16 years with FMC Company, starting in coal and then gold operations and advancing to operating and strategic sourcing roles in the chemical group. Mr. Zisch holds a Master of Business Administration degree from the Wharton School at the University of Pennsylvania and a bachelors degree in Mining Engineering from the Colorado School of Mines in Golden, Colorado.

ROYALTY AND RESERVE INFORMATION

The following table shows the property name, location, royalty rate, operator and proven and probable reserves for each of the Company’s producing and development stage royalties. Reserves shown have been reported to us by the operators of our royalty interests or have been obtained through publicly available information as of the date indicated. Reserve information for our royalty interests is prepared by the operators of the mining properties. We do not participate in the preparation or verification of the operators’ reserve information and have not independently assessed or verified the accuracy of such information. See the section entitled “Risk Factors — Risks Relating to our Business — Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant revision” on page S-16. Our royalty interests represent only a small percentage interest in the production from any reserve, and those percentage interests vary widely according to the terms of the individual royalty. Note: This table does not include information about the Andacollo Production Interest, which will not be acquired until the Teck Transaction is completed.

Production Stage Royalties
Summary of Proven and Probable Gold Reserves(1,2)

						Average Gold	Gold Contained
					Tons of Ore	Grade	Ounces		Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(ounces per ton)	(millions)(3)		Reported(4)

Cortez GSR1(5)	U.S.-Nevada	0.40%-5.0% sliding-scale GSR	Barrick	Proven Probable	3.80 24.14	0.095 0.051	0.360 1.227		12/31/2008
Cortez GSR2(5)	U.S.-Nevada	0.40%-5.0% sliding-scale GSR	Barrick	Proven Probable	8.29 74.65	0.038 0.032	0.312 2.362		12/31/2008
Cortez GSR3(5)	U.S.-Nevada	0.71% GSR	Barrick	Proven Probable	5.48 41.32	0.076 0.037	0.414 1.419		12/31/2008
Cortez NVR1(5)	U.S.-Nevada	0.39% NVR	Barrick	Proven Probable	3.69 38.46	0.047 0.037	0.173 1.419		12/31/2008
Robinson	U.S.-Nevada	3.0% NSR	Quadra	Proven Probable	130.04 4.10	0.007 0.006	0.884 0.021		12/31/2008
Taparko TB-GSR1(6)	Burkina Faso	15% GSR	High River	Reserve	3.70	0.082	0.303	(7,8)	12/31/2007
Taparko TB-GSR2(6)	Burkina Faso	0%-10% sliding-scale GSR	High River	Reserve	3.70	0.082	0.303	(7,8)
Leeville Mining Complex(9)	U.S.-Nevada	1.8% NSR	Newmont	Reserve	7.68	0.328	2.518		12/31/2008
Goldstrike — SJ Claims(9)	U.S.-Nevada	0.9% NSR	Barrick	Reserve	47.82	0.121	5.768		12/31/2008
Mulatos(10)	Mexico	1.0%-5.0% sliding-scale NSR	Alamos	Proven Probable	13.01 39.52	0.050 0.035	0.649 1.397		12/31/2008
Bald Mountain(9)	U.S.-Nevada	1.75%-3.5% sliding-scale NSR	Barrick	Reserve	27.45	0.026	0.720		12/31/2008
El Chanate(11)	Mexico	2.0%-4.0% sliding-scale NSR	Capital Gold	Reserve	36.80	0.018	0.666		1/31/2009
Don Mario(12) (LMZ)	Bolivia	3.0% NSR	Orvana	Reserve	0.207	0.290	0.060		9/30/2008
Williams	Canada	0.72% NSR	Barrick	Proven Probable	7.24 2.69	0.073 0.119	0.528 0.319		12/31/2007
Peñasquito (oxide)(13)	Mexico	2.0% NSR	Goldcorp	Proven Probable	63.71 137.40	0.006 0.003	0.360 0.430		12/31/2008
El Limon	Nicaragua	3.0% NSR	Central Sun	Proven Probable	0.08 1.20	0.157 0.135	0.012 0.162		12/31/2008
Benso	Ghana	1.5% NSR	Golden Star	Probable	2.54	0.099	0.252		12/31/2007
Siguiri(14)	Guinea	0.0%-1.875% sliding-scale NSR	AngloGold Ashanti	Proven Probable	61.87 73.98	0.016 0.030	1.010 2.240		12/31/2008
Balcooma	Australia	1.5% NSR	Kagara	Reserve	1.12	0.016	0.018		6/30/2008
El Toqui	Chile	1.0%-3.0% sliding-scale NSR	Breakwater	Reserve	3.68	0.077	0.283		12/31/2008
Wharf	U.S.- South Dakota	0.0%-2.0% sliding-scale NSR	Goldcorp	Proven Probable	11.61 1.39	0.023 0.022	0.270 0.030		12/31/2008
Dolores	Mexico	1.25% NSR	Minefinders	Proven Probable	62.42 47.04	0.023 0.021	1.454 0.990		3/25/2008

						Average Gold	Gold Contained
					Tons of Ore	Grade	Ounces	Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(ounces per ton)	(millions)(3)	Reported(4)

Twin Creeks	U.S.-Nevada	2% GPR	Newmont	Reserve	—	—	0.145	12/31/2008

Development Stage Royalties
Summary of Proven and Probable Gold Reserves(1,2)

						Average Gold	Gold Contained
					Tons	Grade	Ounces		Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(ounces per ton)	(millions)(3)		Reported(4)

Peñasquito (sulfide)(13)	Mexico	2.0% NSR	Goldcorp	Proven Probable	618.62 493.53	0.018 0.011	11.390 5.250		12/31/2008
Dolores(16)	Mexico	2.0% NSR	Minefinders	Proven Probable	62.42 47.04	0.023 0.021	1.454 0.990		3/25/2008
Pascua-Lama(17)	Chile	0.16%-1.08% sliding-scale NSR	Barrick	Proven Probable	35.71 288.80	0.053 0.044	1.900 12.700		12/31/2007
Taparko TB-GSR3(6,8)	Burkina Faso	2.0% GSR	High River	Reserve	6.06	0.082	0.497		12/31/2007
Gold Hill(9)	U.S.-Nevada	1.0%-2.0% sliding-scale NSR	Kinross	Reserve	—	—	0.750	(15)	12/31/2007
Marigold(9)	U.S.-Nevada	2.0% NSR	Goldcorp	Reserve	44.59	0.019	0.867		12/31/2007
Holloway-Holt(18)	Canada	0.00013 x quarterly average gold price	St. Andrews Goldfields	Reserve	2.95	0.165	0.487		07/09/2008
Meekatharra (Paddy’s Flat)	Western Australia	A$10.00 per gold ounce produced	Mercator Gold	Reserve	2.19	0.140	0.308		09/19/2007
Malartic(19)	Canada	2.0%-3.0% sliding-scale NSR	Osisko Mining	Reserve	—	—	4.700		12/12/2008
Pine Cove	Canada	7.5% NPI	New Island Resources(70%) Anaconda Mining(30%)	Proven Probable	— 2.57	— 0.080	— 0.207		3/18/2005
West Westonia	Australia	0.50% NSR	Catalpa Resources Ltd.	Proven Probable	13.56 7.50	0.035 0.036	0.471 0.267		12/31/2008

Production Stage Royalties
Summary of Proven and Probable Silver Reserves(1,20)

						Average Silver	Silver Contained
					Tons	Grade	Ounces		Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(ounces per ton)	(millions)(3)		Reported(4)

Peñasquito (oxide)(13)	Mexico	2.0% NSR	Goldcorp	Proven Probable	63.71 137.40	0.54 0.28	34.300 37.800		12/31/2008
Martha	Argentina	2.0% NSR	Coeur d’Alene	Proven Probable	0.02 0.06	55.86 31.22	0.992 1.817		12/31/2008
Troy(6,21)	U.S.-Montana	7.0% GSR	Revett	Reserve	2.01	1.18	2.379	(22)	12/31/2007
		6.1% GSR		Reserve	1.73	1.18	2.046
		2.0% GSR		Reserve	2.61	1.18	3.085
Balcooma	Australia	1.5% NSR	Kagara	Reserve	1.21	1.64	1.842		6/30/2008

Development Stage Royalties
Summary of Proven and Probable Silver Reserves(1,20)

						Average Silver	Silver Contained
					Tons	Grade	Ounces	Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(ounces per ton)	(millions)(3)	Reported(4)

Peñasquito (sulfide)(13)	Mexico	2.0% NSR	Goldcorp	Proven Probable	618.62 493.53	0.99 0.73	611.500 362.100	12/31/2008
Dolores	Mexico	2.0% NSR(16)	Minefinders	Proven Probable	62.42 47.041	1.18 1.13	73.415 53.230	3/25/2008

Production Stage Royalties
Summary of Proven and Probable Copper Reserves(1,23)

							Average Copper	Copper Contained
						Tons	Grade	Pounds		Date Reserves
Royalty	Location	Royalty Rate		Operator	Category	(millions)	(% Cu)	(millions)(3)		Reported(4)

Robinson	U.S.-Nevada	3.0	% NSR	Quadra	Proven	130.04	0.55	1,420		12/31/2008
					Probable	4.10	0.42	35
Troy(6,21)	U.S.-Montana	7.0	% GSR	Revett	Reserve	1.94	0.54	21	(22)	12/31/2007
		6.1	% GSR		Reserve	1.58	0.54	17
		2.0	% GSR		Reserve	3.70	0.54	40
Balcooma	Australia	1.50	% NSR	Kagara	Reserve	2.18	3.10	135		6/30/2008

Production and Development Stage Royalties
Summary of Proven and Probable Zinc Reserves(1,24)

						Average Zinc	Zinc Contained
					Tons	Grade	Pounds	Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(% Zn)	(millions)(3)	Reported(4)

Peñasquito (sulfide)(13)	Mexico	2.0% NSR	Goldcorp	Proven Probable	618.62 493.53	0.77 0.59	9,587 5,776	12/31/2008
El Toqui	Chile	1.0%-3.0% sliding-scale NSR	Breakwater	Reserve	3.68	7.1	526	12/31/2008
Balcooma	Australia	1.5% NSR	Kagara	Reserve	1.12	8.3	185	6/30/2008

Production and Development Stage Royalties
Summary of Proven and Probable Lead Reserves(1,25)

						Average Lead	Lead Contained
					Tons	Grade	Pounds	Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(% Pb)	(millions)(3)	Reported(4)

Peñasquito (sulfide)(13)	Mexico	2.0% NSR	Goldcorp	Proven Probable	618.62 493.53	0.36 0.27	4,437 2,633	12/31/2008
Balcooma	Australia	1.5% NSR	Kagara	Reserve	1.12	3.3	73	6/30/2008

Production Stage Royalties
Summary of Proven and Probable Nickel Reserves(1,26)

						Average Nickel	Nickel Contained
					Tons	Grade	Pounds	Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(% Pb)	(millions)(3)	Reported(4)

Mt. Goode (Cosmos South)	Australia	1.50% NSR	Xstrata	Reserve	1.31	4.45	116	12/31/2007

Production Stage Royalties
Summary of Proven and Probable Potash Reserves(1,27)

					Tons	Average Grade	Contained Tons	Date Reserves
Royalty	Location	Royalty Rate	Operator	Category	(millions)	(%)	(millions)(3)	Reported(4)

Allan	Canada	$0.36-$1.44 sliding-scale per ton and $0.25 per ton	Potash Corporation of Saskatchewan	Reserve	348.33	25.9	90	12/31/2007

(1)	Set forth below are the definitions of proven and probable reserves used by the SEC (SEC Industry Guide 7).

“Reserve” is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

“Proven (Measured) Reserves” are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, and the grade is computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that the size, shape, depth and mineral content of the reserves are well established.

“Probable (Indicated) Reserves” are reserves for which the quantity and grade are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance of probable (indicated) reserves, although lower than that for proven (measured) reserves, is high enough to assume geological continuity between points of observation.

In this prospectus supplement, Royal Gold has disclosed a number of reserve estimates that are provided by royalty operators that are foreign issuers and are not based on the SEC’s definitions for proven and probable reserves. For Canadian issuers, definitions of “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” conform to the Canadian Institute of Mining, Metallurgy and Petroleum definitions of these terms as of the effective date of estimation as required by National Instrument 43-101 of the Canadian Securities Administrators. For Australian issuers, definitions of “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” conform with the Australasian Code for Reporting of Mineral Resources and Ore Reserves prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia, as amended (“JORC Code”). In each case, the reserves reported hereunder are estimates previously disclosed by the relevant operator, without reference to the underlying data used to calculate the estimates. Accordingly, Royal Gold is not able to reconcile the reserve estimates prepared in reliance on National Instrument 43-101 or JORC Code with definitions of the SEC.

(2)	Gold reserves were calculated by the operators at the following per ounce prices: $800 — Taparko; $775 — Holt-Holloway; $750 — Don Mario; $725 — Cortez, Goldstrike, Bald Mountain, Leeville, Peñasquito and Wharf; $720 — Siguiri; $600 — Dolores, and El Toqui; $575 — Williams and Pascua-Lama; $550 — El Chanate, El Limon and Marigold; $700 — Mulatos; $480 — Benso; $425 — Pine Cove. Quadra does not use a gold price figure to define reserves as gold is produced as a by-product of copper. No gold price is reported for Balcooma, Gold Hill or Meekatharra. For Gold Hill, see footnote 15.

(3)	“Contained ounces” or “contained pounds” do not take into account losses in processing the ore. The amounts shown are 100% of the reserves subject to our royalty interests.

(4)	Reserves have been calculated and/or reported by the operators as of the date shown.

(5)	NVR1 and GSR3 reserves are a subset of the reserves covered by GSR1 and GSR2 reserves.

(6)	Due to the royalty structure at the Taparko and Troy mines, reserves cannot be broken down into proven and probable.

(7)	TB-GSR1 and TB-GSR2 royalties are subject to the same reserve.

(8)	TB-GSR1 will remain in effect until cumulative production of 804,420 ounces of gold is achieved or until cumulative payments of $35 million have been made to Royal Gold, whichever occurs first. TB-GSR2 will remain in effect until the termination of TB-GSR1. As of December 31, 2008, we have recognized approximately $5.6 million in royalty revenue associated with TB-GSR1, which is attributable to cumulative production of 43,700 ounces of gold. The reserves at Taparko have been adjusted, based on the operator’s gold price assumption of $800 per ounce, to reflect the $35 million cap on the TB-GSR1 royalty. Upon meeting the royalty cap, both the TB-GSR1 and TB-GSR2 royalties cease and the TB-GSR3 royalty becomes effective. The TB-GSR3 reserves represent the remaining reserves after subtracting the reserves associated with TB-GSR1 and TB-GSR2.

(9)	The operators at Goldstrike-SJ Claims, Leeville, Bald Mountain, Gold Hill and Marigold did not provide a breakdown of proven and probable reserves to Royal Gold.

(10)	The Mulatos royalty is capped at 2.0 million gold ounces of production. Approximately 328,000 cumulative ounces of gold have been produced as of December 31, 2008.

(11)	The El Chanate sliding-scale NSR royalty is capped once payments of approximately $17.0 million have been received. As of December 31, 2008, we have received $1.3 million in royalty payments on the NSR royalty.

(12)	Don Mario reserves consist of a lower mineralized zone (“LMZ”) and an upper mineralized zone. A breakdown of proven and probable reserves on the LMZ was not provided by the operator to Royal Gold.

(13)	Operator reported reserve estimates by deposit types. A sulfide deposit is one in which the sulfide minerals predominate. An oxide deposit is one in which the oxide minerals predominate.

(14)	The Siguiri royalty is subject to a dollar cap. As of December 31, 2008, approximately $10.8 million remains unrecognized under the cap.

(15)	Round Mountain Gold Corporation’s Gold Hill reserves are not separately detailed in their publicly available financial reports. However, Barrick stated in its September 2006 Nevada Mine Tour presentation titled “Barrick in Nevada,” posted on its web site, that as of December 31, 2005, there were 375,000 contained ounces in reserves that represent their 50% share of the project.

(16)	The Dolores royalty becomes effective once the facility reaches commercial production, which the operator expects to be reached during the second half of calendar 2009.

(17)	Reserves from Pascua-Lama shown represent the area of interest in Chile to which the royalty applies.

(18)	In November 2008, the operator made application to a court in Ontario, Canada for a declaration that it is not obligated to the pay the entire royalty payable under the royalty agreement. The operator claims that its predecessor in interest is responsible for payment of some or all of the royalty.

(19)	The Malartic royalty is subject to a buy down right of Osisko, which, if exercised, would lower the sliding scale NCR royalty rate to 1.0% — 1.5%.

(20)	Silver prices were calculated by the operators at the following prices per ounce: $12.00 — Peñasquito; $11.00 — Martha; $10.00 — Troy and Dolores. No silver price is quoted for Balcooma.

(21)	The Troy 7.0% royalty will extend until either (a) cumulative production of approximately 9.9 million ounces of silver and 84.7 million pounds of copper or (b) we receive $10.5 million in cumulative payments, whichever occurs first. As of December 31, 2008, we have recognized royalty revenue associated with this GSR royalty totaling $9.5 million, which is attributable to cumulative production of approximately 3.8 million ounces of silver and approximately 33.5 million pounds of copper.

(22)	The Troy reserves subject to the 7.0% GSR royalty have been adjusted downward by Royal Gold due to the expectation of meeting the monetary cap of $10.5 million in cumulative payments. Royal Gold used the operator’s December 31, 2007 silver and copper reserve prices of $10.00 per ounce and $2.25 per pound, respectively, to calculate this adjustment.

(23)	Copper reserves were calculated by the operators at $2.50 per pound for Robinson and $2.25 per pound for Troy. No copper price is available for Balcooma.

(24)	Zinc reserves were calculated by the operator at the following prices per pound: $1.00 — El Toqui; and $0.80 — Peñasquito. No zinc price is available for Balcooma.

(25)	Lead reserves were calculated by the operator at the following prices per pound: $0.50 — Peñasquito. No lead price is available for Balcooma.

(26)	Nickel reserves were calculated by the operator at $5.00 per pound.

(27)	Potash price for Allan was not available.

Gold reserve information is not available for our royalties at Lluvia de Oro (4% NSR) located in Mexico and operated by NWM Mining, Relief Canyon (4% NSR) located in Nevada and operated by Firstgold and Reedy’s Burnakura (1.5%-2.5% sliding scale NSR) located in Australia and operated by ATW GoldCorp. Copper reserve information is not available for our royalty at Pascua Lama (0.22% NSR) located in Chile and operated by Barrick. Iron ore tonnage is not available for our royalty at Koolanooka (AUD$0.25/tonne) located in Australia and operated by Midwest.

UNDERWRITING

HSBC Securities (USA) Inc., Goldman, Sachs & Co. and Scotia Capital (USA) Inc. are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite that underwriter’s name.

Number of
Underwriter	Shares

HSBC Securities (USA) Inc.
Goldman, Sachs & Co.
Scotia Capital (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
NBF Securities (USA) Corp.
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $      per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $      per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable at any time on or before the thirtieth day after the date of this prospectus supplement, to purchase up to 975,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of the underwriting agreement, we and they will not, without the prior written consent of HSBC Securities (USA) Inc., Goldman, Sachs & Co. and Scotia Capital (USA) Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except that our executive officers and directors may sell up to an aggregate of 50,000 shares of common stock during the lock-up period. In addition, one of our directors and his spouse are permitted to sell up to an aggregate of 16,800 shares of our common stock per month during the lock-up period under a written plan outstanding on the date hereof, or to be entered into, for trading securities adopted pursuant to Rule 10b5-1 under the Exchange Act. Our officers and directors are also permitted to transfer shares of common stock as bona fide gifts, provided that the donee or donees agree to be bound by the restrictions set forth in the lock-up agreements. In addition, CDA has agreed with the underwriters that, for a period (the “CDA Lock-Up Period”) beginning on the date of the underwriting agreement and ending the earliest of (1) the date that is 120 days after the date of the stockholder agreement that we entered into with CDA and Teck as part of the Teck Transaction, (2) the date that is 90 days after the date of the underwriting agreement or (3) the date that we are fully released from the lock-up pursuant to the underwriting agreement, CDA will not, without the prior written consent of HSBC Securities (USA) Inc., Goldman, Sachs & Co. and Scotia Capital (USA) Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, other than capital stock that, when aggregated with all other shares of capital stock disposed of by CDA, Teck and any affiliate of CDA during the CDA Lock-Up Period, does not exceed 50,000 shares of capital stock, nor shall CDA publicly announce an intention to effect any such transaction; except that (i) CDA may execute and deliver a registration rights agreement with us in respect of the common stock to be issued by us to CDA pursuant to the Teck Transaction, (ii) we may prepare and file as part of our automatic shelf registration statement, as amended, a prospectus supplement providing for the resale from time to time of all of the common stock issued to CDA in the Teck Transaction and CDA may be named as a selling security-holder in such prospectus supplement, and (iii) CDA and Teck may publicly announce the intention to effect a disposition of the common stock issued to CDA, subject to such announcement indicating that CDA will comply with the restrictions on the disposition of the common stock subject to this lock-up with the underwriters and the stockholder agreement. Further, if any director, officer or affiliate of Royal Gold is released from his, her or its lock-up agreement pursuant to the underwriting agreement and, as a result of such release, is allowed to sell shares of common stock during the CDA Lock-Up Period, then CDA, Teck and any affiliate of CDA will be permitted to collectively sell an equal number of shares of common stock. HSBC Securities (USA) Inc., Goldman, Sachs & Co. and Scotia Capital (USA) Inc., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The common stock is listed on the NASDAQ Global Select Market under the symbol “RGLD” and is also traded on The Toronto Stock Exchange under the symbol “RGL”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by Royal Gold, Inc.
	No Exercise	Full Exercise

Per share of common stock
Total

In connection with this offering, HSBC Securities (USA) Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, HSBC Securities (USA) Inc. will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. HSBC Securities (USA) Inc. may also make “naked” short sales of shares in excess of the over-allotment option. HSBC Securities (USA) Inc. must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if HSBC Securities (USA) Inc. is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

HSBC Securities (USA) Inc. also may impose a penalty bid. Penalty bids permit HSBC Securities (USA) Inc. to reclaim a selling concession from a syndicate member when HSBC Securities (USA) Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. HSBC Securities (USA) Inc. may conduct these transactions on the NASDAQ Global Select Market or in the over-the-counter market, or otherwise. If HSBC Securities (USA) Inc. commences any of these transactions, it may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering will be $          .

Some of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their businesses. HSBC Bank USA National Association (“HSBC Bank”), an affiliate of HSBC Securities (USA) Inc., and Scotiabanc Inc., an affiliate of Scotia Capital (USA) Inc., have provided us with a line of credit in the amount of $125 million that has been and may be used to acquire producing royalties. HSBC Bank is also our lender under the a Term Loan Agreement with our subsidiary Royal Gold Chile Limitada pursuant to which Royal Gold must maintain a restricted interest-bearing securities account at HSBC Securities (USA) Inc., one of the underwriters, with a balance equal to or in excess of the aggregate outstanding principal amount of the loan of $19.25 million as of December 31, 2008. The monies in this account are invested in securities that have been approved by HSBC Securities (USA) Inc.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

SELLING RESTRICTIONS

This offering is being made concurrently in the United States and in all of the provinces of Canada, except Quebec (the “Canadian Jurisdictions”), pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada (the “MJDS Rule”). The shares will be offered in the United States and the Canadian Jurisdictions through the underwriters, either directly or through their respective U.S. or Canadian registered broker-dealer affiliates. As described below, subject to applicable law, the underwriters may offer the shares outside the United States and Canada.

European Economic Area

Each of the underwriters has represented and agreed that, in relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), it has not made and will not make an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) in that Relevant Member State, except that it is permitted to have made and may make an offer to the public in that Relevant Member State of any Securities under the following exemptions under the Prospective Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of HSBC Securities (USA) Inc. for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Securities shall result in a requirement for the publication by Royal Gold or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters has further represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of Financial Services and Markets Act 2000, as amended (“FSMA”)) received by it in connection with the issue or sale of any shares which are the subject of the offering contemplated by this prospectus supplement in circumstances in which section 21(1) of FSMA does not apply to Royal Gold; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

France

Each of the underwriters has further represented and agreed that:

(a) no prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another state that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers;

(b) no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France;

(c) the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France;

(d) such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier; and

(e) the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) You confirm and warrant that you are either:

(i) A “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (“Corporations Act”);

(ii) A “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) A person associated with the company under section 708(12) of the Corporations Act; or

(iv) A “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

(b) You warrant and agree that you will not offer any of the shares issued to you pursuant to this document for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Brazil

For purposes of Brazilian law, this offer of the shares is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

China

The shares may not be offered or sold directly or indirectly to the public in the People’s Republic of China (“China”) and neither this document, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any other offering material or information contained herein relating to the shares may be supplied to the public in China or used in connection with any offer for the subscription or sale of shares to the public in China. The shares may only be offered or sold to China-related organizations that are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filings requirements under the relevant Chinese foreign exchange regulations.

Germany

The shares have not been and will not be registered or authorized for distribution in Germany under the German Investment Act (Investmentgesetz) and accordingly, the shares, this document and any related material may not be, and are not being, distributed in Germany by way of a public offer, public advertising or in any similar manner under the German Investment Act. Therefore, an offer to purchase any shares is only being made to recipients to whom this document is personally addressed and may only be made in accordance with the German Investment Act and all other applicable laws in Germany governing the issue, offering and sale of the shares.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Netherlands

The shares may not, directly or indirectly, be offered or acquired in the Netherlands and this document may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

Qatar

The offering of shares does not constitute a public offer in the State of Qatar under Law No. 5 of 2002 (the “Commercial Companies Law”). The shares are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such shares, or have sufficient knowledge of the risks involved in an investment in such shares or are benefiting from preferential terms under a directed share program for directors, officers and employees. No transaction will be concluded in the jurisdiction of the State of Qatar.

Singapore

The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act, Chapter 289 Singapore (the “SFA”) and accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(ii) where no consideration is given for the transfer; or

(iii) by operation of law.

By accepting this document, the recipient hereof represents and warrants that he is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Spain

The shares have not been registered with the Spanish National Commission for the Securities Market and, therefore, no share may be publicly offered, sold or delivered, nor any public offer in respect of the shares made, nor may any prospectus or any other offering or publicity material relating to the shares be distributed in Spain by the international agents of any person acting on their behalf, except in compliance with Spanish laws and regulations.

South Africa

This document is strictly private and confidential and does not constitute an offer to the public in terms of South African law. The document is being issued to a limited number of sophisticated investors, may not be reproduced or used for any other purpose, nor provided to any person other than the original recipient thereof, and is subject to restrictions on transferability.

United Arab Emirates

This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered, and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the underwriters represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (defined below) of the ownership and disposition of the shares of common stock purchased in the offering.

As used herein, “non-U.S. holders” are beneficial owners of the shares of our common stock purchased in the offering, other than partnerships, that are not U.S. holders. “U.S. holders” are beneficial owners of the shares of our common stock purchased in the offering that are, for United States federal income tax purposes, (1) individual citizens or residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date may also be treated as U.S. holders.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the shares of our common stock purchased in the offering, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of our common stock.

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt investors. It also does not discuss the shares of our common stock purchased in the offering held as part of a hedge, straddle, conversion, “synthetic security” or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) stockholders or beneficiaries of a holder of such shares of common stock. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to such shares of common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, and administrative and judicial decisions, all as in effect on the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the ownership and disposition of such shares of common stock.

YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, ESTATE, GIFT, TRANSFER AND ANY OTHER TAX CONSEQUENCES (INCLUDING ANY ASSOCIATED REPORTING REQUIREMENTS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY TREATIES ON THE FOREGOING OR OTHERWISE.

Our Common Stock

The rules governing United States federal income taxation of the acquisition, ownership and disposition, by a non-U.S. holder of our common stock are complex and no attempt is made herein to provide more than a summary of such rules.

Dividends

If distributions are paid on shares of our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current or accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our common stock. Any remainder will constitute gain on the common stock, the treatment of which is described below under “— Sale or Exchange of Common Stock.” Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, the benefits of which may be available to a non-U.S. holder. If the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below), but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate non-U.S. holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, the benefits of which may be available to a non-U.S. holder, on a portion of its effectively connected earnings and profits for the taxable year.

Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed Internal Revenue Service Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the Internal Revenue Service designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Sale or Exchange of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax and, in certain cases, withholding tax on the sale, exchange or other disposition of our common stock received in the offering unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a “tax home” in the United States or (B) income from such disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (3) Royal Gold is or has been a “U.S. real property holding corporation,” or “USRPHC,” as defined for United States federal income tax purposes. Generally, a U.S. corporation is a USRPHC if at least 50% of the value of the real property and certain other assets consists of “U.S. real property interests.” Because of our ownership of substantial royalty interests in gold assets in the United States, it is possible that we are, or may become, a USRPHC. Notwithstanding the foregoing, so long as our common stock is regularly traded on an established securities market, under applicable Treasury regulations, non-U.S. holders who have never beneficially owned more than 5% of our common stock generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because we are or have been a USRPHC.

If a non-U.S. holder falls under clause (1) or (3) above, such holder generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder (see above) and, in the case of (3) above, generally will be subject to a 10% withholding tax applied to the gross proceeds received. Any amount withheld as discussed above may be applied as a credit against the non-U.S. holder’s substantive United States federal income tax liability. If an individual-non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisors as to the tax consequences of such sale. In addition, if a corporate non-U.S. holder falls under clause (1) above, it may be subject to an additional branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding Tax

Information reporting and backup withholding (currently at a 28% rate) may apply to dividends paid with respect to our common stock and to proceeds from the sale or other disposition of our common stock. In certain circumstances, non-U.S. holders may avoid information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. holders or otherwise establish an exemption and certain other requirements are met. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the Internal Revenue Service.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K/A (filed on November 6, 2008) for the year ended June 30, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its consolidated financial statements as described in Note 20A to the financial statements and also contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 relating to the securities that are offered by this prospectus supplement. This prospectus supplement together with the related prospectus do not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus supplement or the related prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, then you should read the exhibit for a more complete understanding of the document or matter involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the following SEC public reference room:

Judiciary Plaza
100 F Street, NE, Room 1580,
Washington D.C. 20549

You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the NASDAQ Global Select Market at 1735 K Street, NW, Washington, D.C. 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the related prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, until the offering of our securities under this registration statement is completed or withdrawn:

1. our Annual Report on Form 10-K/A filed on November 6, 2008;

2. our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 10, 2008 and for the quarter ended December 31, 2008, filed February 6, 2009;

3. our Current Reports on Form 8-K as filed August 5, 2008, September 2, 2008, September 17, 2008, September 19, 2008, September 25, 2008, October 7, 2008, October 31, 2008, November 4, 2008, November 6, 2008, November 7, 2008, January 5, 2009, February 24, 2009, March 4, 2009, March 27, 2009, and April 6, 2009; and

4. our definitive Proxy Statement in connection with our 2008 Annual Meeting of Stockholders filed on September 23, 2008.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus supplement. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, (303) 573-1660.

PROSPECTUS

Debt Securities
Preferred Stock
Common Stock
Warrants
Depositary Shares

Royal Gold, Inc. may, in one or more offerings, offer and sell from time to time:

•	debt securities consisting of senior or subordinated notes and debentures and which may include terms by which they may be converted or exchanged for common stock, preferred stock or other securities;

•	shares of common stock, par value $0.01 per share;

•	shares of preferred stock, par value $0.01, in one or more series, which may include terms by which they may be converted into or exchanged for debt securities or common stock;

•	warrants to purchase debt securities, preferred stock, common stock or other securities; or

•	depositary shares.

In addition, this prospectus may be used by selling securityholders to offer these securities. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. We, or the selling securityholders, will provide you with the specific terms of the particular securities being offered in supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and each related prospectus supplement carefully before you make an investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The securities may be offered and sold by us or the selling securityholders through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution” beginning on page 24 of this prospectus.

Royal Gold’s common stock is traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” The mailing address of our principal executive offices is 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202 and our telephone number is (303) 573-1660.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus and in documents Royal Gold files with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated December 19, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to:

•	“Royal Gold,” the “Company,” “we,” “us” and “our” refer to Royal Gold, Inc., except where the context otherwise requires or as otherwise indicated in this prospectus;

•	“common stock” means our common stock, par value $0.01 per share; and

•	“securities” means the debt securities, common stock, preferred stock, warrants and depositary shares described in this prospectus.

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 relating to the securities that may be offered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and through our website at http://www.royalgold.com. You may also read and copy our SEC filings and other information at the offices of the NASDAQ Global Select Market, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information and the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), other than any portions of the respective filings that were furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, prior to the termination or completion of the offerings under this prospectus:

•	The Registrant’s Annual Report on Form 10-K/A filed on November 6, 2008;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 10, 2008;

•	The Registrant’s Current Reports on Form 8-K as filed August 5, 2008, September 2, 2008, September 17, 2008, September 19, 2008, September 25, 2008, October 7, 2008, October 31, 2008, November 4, 2008, November 6, 2008 and November 7, 2008;

•	The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A under the Exchanged Act filed on September 12, 1997, as amended by the Registrant’s Registration Statement on Form 8-A/A filed September 10, 2007, together with any amendment or report filed with the Commission for the purpose of updating such description.

We make available free of charge through our Internet website at http://www.royalgold.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not a part of this prospectus or any prospectus supplement. We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. You may request a copy of these filings by writing or telephoning us at:
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Attn: Stockholder Relations
Telephone: (303) 573-1660

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein by reference contain or will contain certain references to future expectations, projections of production, reserve estimates and other forward-looking statements and information relating to us or to properties operated by others that are based on our beliefs and assumptions or those of management of the companies who operate properties on which we have royalties, as well as information currently available to management. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC or otherwise. Words such as “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project” and variations of these words, comparable words and similar expressions generally indicate forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, among others:

•	changes in gold and other metals prices;

•	the production at or performance of our producing royalty properties;

•	decisions and activities of the operators of our royalty properties;

•	the ability of operators to bring projects into production and operate in accordance with feasibility studies;

•	unanticipated grade and geological, metallurgical, processing or other problems at the properties;

•	changes in project parameters as plans of the operators are refined;

•	changes in estimates of reserves and mineralization by the operators of our royalty properties;

•	economic and market conditions;

•	future financial needs;

•	federal, state and foreign legislation governing us or the operators;

•	the availability of royalties for acquisition or other acquisition opportunities and the availability of debt or equity financing necessary to complete such acquisitions;

•	our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments when making acquisitions;

•	risks associated with conducting business in foreign countries, including application of foreign laws to contract and other disputes, environmental laws and enforcement and uncertain political and economic environments;

•	liquidity or other problems our operators may encounter, such as those that recently occurred at High River Gold Mines Ltd. (“High River”) with respect to the Taparko project;

•	risks associated with issuances of substantial additional common stock in connection with acquisitions or otherwise; and

•	risks associated with the incurrence of substantial additional indebtedness if we take such actions in connection with acquisitions or otherwise;

as well as other factors described elsewhere in our Annual Report on Form 10-K/A (filed on November 6, 2008) for the fiscal year ended June 30, 2008, our Quarterly Report on Form 10-Q for the period ended September 30, 2008 and in future filings we make with the SEC. Most of these factors are beyond our ability to predict or control. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

THE COMPANY

We, together with our subsidiaries, are engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any.

We seek to acquire existing royalties or to finance projects that are in production or near production in exchange for royalty interests. We also fund exploration on properties thought to contain precious metals and seek to obtain royalties and other carried ownership interests in such properties through the subsequent transfer of operating interests to other mining companies. Substantially all of our revenues are and will be expected to be derived from royalty interests. We do not conduct mining operations at this time. We focused on the management of our existing royalty interests, the acquisition of royalty interests through asset and corporate transactions, and the creation of royalty interests through financing and strategic exploration alliances.

Our principal producing royalty interests are as follows:

•	four royalty interests at the Cortez Pipeline Mining Complex (“Cortez”) located in Nevada and operated by the Cortez Joint Venture, a joint venture between Barrick Cortez Inc. and Barrick Gold Finance Inc., both affiliates of Barrick Gold Corporation (“Barrick”);

•	one royalty interest on the Robinson mine, located in eastern Nevada and operated by a subsidiary of Quadra Mining Ltd.;

•	one royalty interest on the Leeville Mining Complex, located in Nevada and operated by a subsidiary of Newmont Mining Corporation;

•	one royalty interest on the SJ Claims, covering portions of the Betze-Post mine located in Nevada and operated by a subsidiary of Barrick;

•	one royalty on the Peñasquito mine located in Zacatecas, Mexico and operated by a subsidiary of Goldcorp;

•	one royalty interest on the Mulatos mine, located in Sonora, Mexico and operated by a subsidiary of Alamos Gold, Inc.;

•	two royalty interests on the Taparko mine, located in Burkina Faso and operated by a subsidiary of High River;

•	one royalty interest on the Siguiri mine located in the Republic of Guinea and operated by Anglogold Ashanti;

•	two royalty interests on the Dolores mine located in Chihuahua, Mexico and operated by a subsidiary of Minefinders Corporation, Ltd.;

•	one royalty interest on the Mt. Goode Cosmos South mine located in Western Australia and operated by Xtrata.

We were incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, and our telephone number is (303) 573-1660. We maintain a website at http://www.royalgold.com where general information about us is available, although we are not incorporating the contents of our website into this prospectus.

RISK FACTORS

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of the following risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations. Additional risks, including those that relate to any particular securities that we offer, will be included in the applicable prospectus supplement.

Risks Related to Our Business

We received a majority of our revenues in fiscal year 2008 from two properties and maturing mines are likely to experience production declines.

In fiscal year 2008, approximately 33% and 24% of our revenues were derived from our royalties at Cortez and the Robinson mine, respectively, compared to approximately 44% and 26% in fiscal year 2007, respectively. We expect that revenue from our royalties at Cortez and Robinson will continue to be a significant, though less dominant, contributor to our revenue in future periods. Furthermore, as Cortez and other mines on which we have royalties mature we can expect overall declines in production over the years unless operators are able to replace reserves that are mined by mine expansion or successful new exploration. There can be no assurance that the operators of Cortez or the other properties will be able to maintain or increase production or replace reserves as they are mined.

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are operated in our best interest.

All of our current revenue is derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no authority regarding development or operation of a mineral property. Therefore, we are not in control of basic decisions regarding development or operation of any of the properties in which we hold a royalty interest, and we have limited or no legal rights to influence those decisions.

Our strategy of having others operate properties in which we retain a royalty or other passive interest puts us generally at risk to the decisions of others regarding all basic operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although we attempt to secure contractual rights that will permit us to protect our interests, there can be no assurance that such rights will always be available or sufficient, or that our efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which we have royalty interests in ways that would be beneficial to our stockholders.

Volatility in gold, copper and other metal prices may have an adverse impact on the value of our royalty interests and reduce our royalty revenues.

The profitability of our royalty interests is directly related to the market price of gold and, to a lesser degree, copper and other metal prices. The market price of each metal fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include metal supply, industrial and jewelry fabrication and investment demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by metal producers, global or regional political, economic or banking crises, and a number of other factors. If the market price of gold, copper or certain other metals should drop, our royalty revenues would also drop. Our sliding-scale royalties at Cortez, Taparko and other properties amplifies this. When the gold price falls below the steps in a sliding-scale royalty, we receive a lower royalty rate on production. In addition, if gold, copper and certain other metal prices drop dramatically, we might not be able to recover our initial investment in royalty interests or properties. The selection of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that decisions about exploration, development and construction are made and the commencement of production can have a material adverse effect on the economics of a mine, and can eliminate or have a material adverse impact on the value of royalty interests.

The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of gold, based on the London Bullion Market Association P.M. fix.

Gold Price Per Ounce ($)

Year	High	Low

1999	326	253
2000	312	263
2001	293	256
2002	349	278
2003	416	320
2004	454	375
2005	537	411
2006	725	525
2007	841	608
2008 (through December 11, 2008)	1,011	713

The volatility in silver prices is illustrated by the following table which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of silver, based on the London Bullion Market Association P.M. fix.

Silver Price Per Ounce ($)

Year	High	Low

1999	5.75	4.88
2000	5.45	4.57
2001	4.82	4.07
2002	5.10	4.24
2003	5.97	4.37
2004	8.29	5.50
2005	9.23	6.39
2006	14.94	8.83
2007	15.82	11.67
2008 (through December 11, 2008)	20.92	8.88

The volatility in copper prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per pound of copper, based on the London Metal Exchange cash settlement price for copper Grade A.

Copper Price Per Pound ($)

Year	High	Low

1999	0.80	0.63
2000	0.89	0.76
2001	0.81	0.62
2002	0.75	0.67
2003	1.00	0.72
2004	1.43	1.10
2005	2.08	1.44
2006	3.65	2.15
2007	3.77	2.37
2008 (through December 11, 2008)	4.08	1.38

We depend on the services of our President and Chief Executive Officer, our Executive Chairman and other key employees.

We believe that our success depends on the continued service of our key executive management personnel. Currently, Tony Jensen is serving as President and Chief Executive Officer and Stanley Dempsey is serving as our Executive Chairman. Mr. Jensen’s extensive commercial experience, mine operations background and industry contacts give us an important competitive advantage. Mr. Dempsey’s knowledge of the royalty business and long- term standing relationship with the mining industry are important to the Company’s success. Loss of the services of Mr. Jensen, Mr. Dempsey or other key employees could jeopardize our ability to maintain our competitive position in the industry. We currently do not have key person life insurance for any of our officers or directors.

Our revenues are subject to operational and other risks faced by operators of our mining properties.

Although we are not required to pay capital costs or most operating costs, our financial results are subject to hazards and risks normally associated with developing and operating mining properties, both for the properties where we may conduct exploration or indirectly for properties operated by others where we hold royalty interests. These risks include:

•	insufficient ore reserves;

•	fluctuations in production costs by the operators or third parties that may make mining of ore uneconomical or impact the amount of reserves;

•	declines in the price of gold and other metal prices;

•	economic downturns and operator’s insufficient financing;

•	significant environmental and other regulatory restrictions;

•	labor disputes;

•	geological problems;

•	pit wall or tailings dam failures;

•	natural catastrophes such as floods or earthquakes; and

•	the risk of injury to persons, property or the environment.

Operating cost increases can have a negative effect on the value of and income from our royalty interests, by potentially causing an operator to curtail, delay or close operations at a mine site.

In addition, the mining operator’s calculation of our royalty payments is subject to and dependent upon the adequacy of their production and accounting functions, and errors may occur from time to time in the calculations of the operator. For example, the complex nature of mining and ownership of mining interests can result in errors regarding allocation of production, such as those that occurred in connection with our restatement of our consolidated financial statements for fiscal year 2008. We are provided with production information by the mining operator in certain royalty contracts that may enable us to detect errors in the royalty payments that we receive from certain royalty interests given our royalty monitoring program and its associated internal controls and procedures. We do not, however, receive production information for all royalty interests. As a result, our ability to detect royalty payment errors is limited and the possibility exists that we will need to make retroactive royalty revenue adjustments. Further, in some royalty contracts we have the right to audit the operational calculations and production data for the associated royalty payments and, when exercised, such audits may occur many months following our recognition of the royalty revenue. In addition, certain royalty agreements, such as Robinson, provide that royalty payments to us are subject to subsequent adjustment based on commodity prices at a later date, three to four months in the case of Robinson, which can result in adjustments to our royalty revenue in later periods. Hence, these royalty audits may result in the recognition by us of retroactive changes in previously disclosed royalty revenues.

A significant or prolonged economic downturn may affect the ability of our operators to meet operating costs and could have material adverse effects on the value of and revenue from our royalty interests.

The value of and revenue from our royalty interests may be materially negatively affected if commodity prices for metals on which we have royalties or which are the primary production at mines on which we have royalties decline significantly, as has occurred with respect to copper during 2008. In addition, our royalty interests and revenues may be materially negatively affected if our operators do not have the financial strength or sufficient financing to cover the costs of operating or developing a mine, causing an operator to curtail, delay or close operations at a mine site. Our operators’ financial strength or ability to secure financing is affected by the regional and global conditions in which they operate. Many economists claim that the U.S. economy, and possibly the global economy, has entered into a recession as a result of the recent deterioration in the credit markets and the related financial crisis, as well as a variety of other factors. A significant economic slowdown may negatively affect many commodity prices and our operators’ financial strength, and in turn, their ability to meet the costs of operating or developing the mines on which we have royalty interests. Furthermore, disruption and volatility of financial markets could also limit our operators’ access to financing needed for operations. If any of our operators enter into bankruptcy or liquidation, or undergo a change of control, our royalty interests and the value of and income from our royalty interests may be materially negatively affected.

Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant revision.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control or the control of the operators of mineral properties in which we have a royalty interest. Reserve estimates on our royalty interests are prepared by the operators of the mining properties. We do not participate in the preparation or verification of such reports and have not independently assessed or verified the accuracy of such information. The estimation of reserves and of other mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate, may cause revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about gold and other precious metal prices are subject to great uncertainty and such prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomical to exploit. Changes in operating and capital costs and other factors including short-term operating factors, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Estimates of production by the operators of mines in which we have royalty interests are subject to change and actual production may vary materially from such estimates.

Production estimates are prepared by the operators of the mining properties. There are numerous uncertainties inherent in estimating anticipated production attributable to our royalty interests, including many factors beyond our control or the control of the operators of mineral properties in which we have royalty interests. We do not participate in the preparation or verification of production estimates and have not independently assessed or verified the accuracy of such information. The estimation of anticipated production is a subjective process and the accuracy of any such estimates is a function of the quality of available data, reliability of production history, variability in grade encountered, mechanical or other problems encountered, engineering and geological interpretation and operator judgment. Rates of production may be less than anticipated. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause actual production to vary materially from such estimates.

We may incur substantial indebtedness that could have adverse effects on our business.

We may incur substantial indebtedness in the future in connection with financing acquisitions, strategic transactions or for other purposes. Any such acquisition could be material to us and could significantly increase the size and scope of our business. If we were to incur substantial additional indebtedness, it may make it difficult for us to satisfy our debt obligations, increase our vulnerability to general adverse economic and industry conditions, require us to dedicate a substantial portion of our cash flow from operations and proceeds of any equity issuances to payments on our indebtedness, thereby reducing the availability of cash flow to fund acquisitions and other general corporate purposes and place us at a competitive disadvantage to our competitors that have less debt or have other adverse effects on us. Furthermore, if future debt financing is not available to us when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of opportunities to acquire additional royalties, or respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We may be unable to successfully acquire additional royalty interests.

Our future success depends upon our ability to acquire royalty interests at appropriate valuations, including through corporate acquisitions, to replace depleting reserves and to diversify our royalty portfolio. We anticipate that most of our revenues will be derived from royalty interests that we acquire or finance, rather than through exploration and development of properties. There can be no assurance that we will be able to identify and complete the acquisition of such royalty interests, or businesses that own desired royalty interests, at reasonable prices or on favorable terms. In addition, we face competition in the acquisition of royalty interests. If we are unable to successfully acquire additional royalties, the reserves on properties currently covered by our royalties will decline as existing reserves are mined. Furthermore, we may experience negative reactions from the financial markets, our collaborative partners and employees if we are unable to successfully complete acquisitions of royalty interests or businesses that own desired royalty interests. Each of these factors may adversely affect the trading price of our common stock or financial results and operations.

Acquired royalty interests may not produce anticipated royalty revenues.

The royalty interests we acquire may not produce the anticipated royalty revenues. The success of our royalty acquisitions is based on our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments, particularly acquisitions of royalties on development stage properties. If the operator does not bring the property into production and operate in accordance with feasibility studies or other plans, acquired royalty interests may not yield sufficient royalty revenues to be profitable. The Taparko project, which recently began production in Burkina Faso, and the Peñasquito project and Dolores project, both in initial production in Mexico, are among our largest development stage royalty acquisitions to date. In addition, our Pascua-Lama royalty acquisition in Chile and the Malartic royalty in Canada are in pre-production stage. The failure of these projects to produce anticipated royalty revenues may materially and adversely affect our financial condition, results of operations and cash flows.

We may experience operational and other difficulties if we complete one or more significant acquisitions.

As part of our business model and growth strategy, we are engaged in a continual review of opportunities to acquire existing royalties, including acquiring companies that hold royalties. When we acquire a company, we may experience the need to hire additional personnel, difficulties in integrating the acquired company, increases in our general and administrative expenses and other related problems. Furthermore, as part of the acquisition of a company or a group of royalties, we may acquire operating or working interests and other assets outside of our core focus of precious metal royalties. In the event we experience these difficulties in connection with one or more acquisitions, our business or financial results may be adversely affected.

Anticipated federal legislation could decrease our royalty revenues.

In recent years, the United States Congress has considered a number of proposed major revisions to the General Mining Law of 1872 (the “General Mining Law”), which governs the creation and possession of mining claims and related activities on federal public lands in the United States. Several proposals introduced in the past, such as Bill H.R. 2262, introduced in the Congress in May 2007, if enacted, would have imposed a royalty payable to the U.S. Government on existing and future production of minerals from unpatented mining claims in the United States. If enacted, such legislation could, among other provisions, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits against miners operating on federal lands, and impose new and stringent environmental operating standards as well as new mined land reclamation requirements. If enacted, such legislation could adversely affect the development of new mines and the expansion of existing mines, as well as increase the cost of all mining operations on federal lands, perhaps materially and adversely affecting mine operators and therefore our royalty revenue.

The effect of any revision of the General Mining Law on our royalty interests in the United States cannot be determined conclusively until such revision, if any, is enacted and challenges to the legislation, if any, have been finally resolved. In addition, a number of the properties on which we have royalties are located on U.S. federal lands that are subject to federal mining and other public land laws. Changes in such laws or regulations promulgated under such laws could affect mine development and expansion and significantly increase regulatory obligations and compliance costs with respect to mine development and mine operations, which could adversely affect our royalty revenue from such properties. By way of example, if a royalty, assessment, production tax, or other levy imposed on and measured by production is charged to the operator at Cortez, which is largely located on U.S. federal lands, the amount of that charge would be deducted from gross proceeds for calculation of our GSR1, GSR2 and GSR3 royalties, which would reduce our royalty revenues from these royalties.

The mining industry is subject to significant environmental risks.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and generally are becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the companies within the mining industry, such as the operators of the mines in which we hold a royalty interest, at a reasonable price. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, it could reduce our royalty revenues. To the extent that we become subject to environmental liabilities for the time period during which we were operating properties, the satisfaction of any liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition, results of operations and cash flows.

If title to properties are not properly maintained by the operators, our royalty revenues may be decreased.

The validity of unpatented mining claims, which constitute a significant portion of the properties on which we hold royalties in the United States, is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and therefore it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of an unpatented mining claim. If title to unpatented mining claims included among our royalty properties has not been properly established or is not properly maintained, our royalty revenues could be adversely affected.

Royalty interests are subject to contest by operators of mining projects and holders of mining rights.

Our business includes the risk that operators of mining projects and holders of mining claims, tenements, concessions, mining licenses or other interests in land and mining rights may contest the existence or geographic extent of our royalty interests. While Royal Gold seeks to confirm the existence, validity and enforceability of the royalties it acquires, there can be no assurance that such disputes will not arise. As a general matter, royalty interests in mining projects or properties are subject to uncertainties and complexities arising from the application of contract and property laws governing private parties and/or local or national governments in the jurisdiction where mining projects are located.

Foreign operations and operation by foreign operators are subject to many risks.

We derived approximately 21% of our revenues from foreign sources in fiscal year 2008. Our foreign activities are subject to the risks normally associated with conducting business in foreign countries. This includes exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, foreign real estate, contract and environmental laws and enforcement, expropriation or nationalization of property, labor practices and disputes, and uncertain political and economic environments. There are also risks of war and civil disturbances, as well as other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract or real property rights or the taking of property by nationalization or expropriation, without fair compensation. Exploration licenses granted by some foreign countries do not include the right to mine, and in some jurisdictions the right to convert an exploration license into mining rights may not be automatic. Each country has discretion in determining whether to grant a license to mine. If an operator cannot secure a mining license following exploration of a property, or were to lose such a license, the value of our royalty interest would be negatively affected or its validity undermined. Foreign operations also could be adversely impacted by laws and policies of the United States affecting foreign trade, investment, and taxation. Furthermore, many of our operators are organized outside of the United States. Our royalty interests may be subject to the application of foreign laws to our operators, and their stockholders, including laws relating to corporate transactions, bankruptcy and liquidation.

We currently have interests in projects in Australia, Argentina, Bolivia, Burkina Faso, Canada, Chile, Colombia, Finland, Ghana, Honduras, Mexico, Nicaragua, the Republic of Guinea and Russia. We also evaluate precious metal royalty acquisitions or development opportunities in other parts of the world, including, Central America, Europe, Republics of the former Soviet Union, Asia, Africa and South America.

We are also subject to the risks of operating in Burkina Faso, Ghana and the Republic of Guinea. Countries in the region have historically experienced periods of political uncertainty, exchange rate fluctuations, balance of payments and trade difficulties and problems associated with extreme poverty and unemployment, and laws regarding the ownership, operation and taxation of mining projects in these countries are subject to change. Any of these economic or political risks could adversely affect the Taparko, Siguiri or Benso projects.

Our operations in Mexico are subject to risks such as the effects of political developments and local unrest, and communal property issues. In the past, Mexico has experienced prolonged periods of weak economic conditions characterized by exchange rate instability, increased inflation and negative economic growth, all of which could occur again in the future. Any of these risks could adversely affect the Peñasquito and Dolores projects, as well as the Mulatos and El Chanate mines.

Our Martha royalty is subject to risks relating to operating in Argentina. Argentina, while currently economically and politically stable, has experienced political instability, currency fluctuations and changes in banking regulations in recent years. Future instability, currency value fluctuations or regulation changes could adversely affect our revenues from the Martha mine.

Our Don Mario royalty is subject to risks relating to operating in Bolivia. Bolivia has experienced political and social instability, corruption, regulation and tax law changes, an abundance of administrative procedures and the potential for nationalization of foreign business interests that could materially adversely affect the Don Mario mine.

We hold a royalty interest in an exploration property that is subject to the risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market, including extensive currency controls and potentially high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments. Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect.

Risks Related to Our Common Stock

Our stock price may continue to be volatile and could decline.

The market price of our common stock has fluctuated and may decline in the future. The high and low sale prices of our common stock were $41.66 and $18.74 in the fiscal year ended June 30, 2006, $37.50 and $23.25 for the fiscal year ended June 30, 2007, $35.42 and $23.85 for the fiscal year ended June 30, 2008, and $46.68 and $22.75 for the period from July 1, 2008 through December 18, 2008. The fluctuation of the market price of our common stock has been affected by many factors that are beyond our control, including:

•	market prices of gold and other metals;

•	interest rates;

•	expectations regarding inflation;

•	ability of operators to produce precious metals and develop new reserves;

•	currency values;

•	general stock market conditions; and

•	global and regional political and economic conditions.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity in the future in connection with acquisitions, strategic transactions or for other purposes. Any such acquisition could be material to us and could significantly increase the size and scope of our business. To the extent we issue additional equity securities, the ownership of our existing stockholders could be diluted and our earnings per share could be reduced.

If a large number of shares of our common stock is sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

We cannot predict what effect, if any, future issuances by us of our common stock or other equity will have on the market price of our common stock. In addition, our shares of common stock that we issue in connection with an acquisition may not be subject to resale restrictions. We issued approximately 1.14 million shares of our common stock in connection with the acquisition of Battle Mountain, which closed on October 24, 2007 and 3.98 million shares in connection with the conversion of all of our issued and outstanding Preferred Stock on March 10, 2008. We may issue substantial additional shares of common stock or other securities in connection with other acquisition transactions. The market price of our common stock could decline if certain large holders of our common stock, or recipients of our common stock in connection with an acquisition, sell all or a significant portion of their shares of common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could also impair our ability to raise capital through the sale of additional common stock in the capital markets.

We may change our practice of paying dividends.

We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal year 2000. Our board of directors has discretion in determining whether to declare a dividend based on a number of factors, including prevailing gold prices, economic market conditions, and funding requirements for future opportunities or operations. If our board of directors declines to declare dividends in the future, or reduces the current dividend level, our stock price could fall, and the success of an investment in our common stock would depend solely upon any future stock price appreciation. We have increased our dividends in prior years. There can be no assurance that we will continue to do so. For example, if we were to materially increase our borrowings to conduct a material acquisition, our board of directors could elect to modify our practice of paying dividends and potentially reduce or eliminate dividends on common stock.

Certain anti-takeover provisions could delay or prevent a third party from acquiring us.

Provisions in our restated certificate of incorporation may make it more difficult for third parties to acquire control of us or to remove our management. Some of these provisions:

•	permit our board of directors to issue preferred stock that has rights senior to the common stock without stockholder approval; and

•	provide for three classes of directors serving staggered, three-year terms.

We are also subject to the business combination provisions of Delaware law that could delay, deter, or prevent a change in control. In addition, we have adopted a stockholder’s rights plan that imposes significant penalties upon a person or group that acquires 15% or more of our outstanding common stock without the approval of the board of directors. Any of these measures could prevent a third party from pursuing an acquisition of Royal Gold, even if stockholders believe the acquisition is in their best interests.

We have identified a material weakness in internal control over our financial reporting and as a result we were required to restate our financial results for the fiscal year ended June 30, 2008.

In connection with the restatement and our reassessment of our internal control over financial reporting pursuant to the rules promulgated by the SEC Section 404 of the Sarbanes-Oxley Act of 2002 and Item 308 of Regulation S-K, management has concluded that as of fiscal year ended June 30, 2008, our disclosure controls and procedures were not effective and that we had a material weakness in our internal control over financial reporting. Please refer to Item 9A of our Form 10-K/A, filed on November 6, 2008 and Item 4 of Part I of our Form 10-Q filed on November 10, 2008, for further discussion of the ineffectiveness of and material weakness in our controls as of June 30, 2008 and September 30, 2008. While we have made efforts to remediate such material weakness promptly and effectively, any additional material weaknesses or significant deficiencies could have a material adverse effect on our results of operations and financial condition, as well as impair our ability to meet our quarterly, annual, and other reporting requirements under the Securities Exchange Act of 1934, as amended, in a timely manner. These effects could in turn adversely affect the trading price of our common stock and could result in a material misstatement in consolidated financial statements and require a further restatement of our financial statements. Therefore, even if we are successful in strengthening our internal controls and procedures, such controls and procedures may not be adequate to prevent or identify existing or future internal control weaknesses. Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its known inherent limitations (such limitations are further discussed in Item 9A of our Form 10-K/A, filed on November 6, 2008 and Item 4 of Part I of our Form 10-Q filed on November 10, 2008). Because of such inherent limitations, there is a risk that material misstatements in results of operations and financial condition may not be prevented or detected on a timely basis by our internal controls over financial reporting.

We may face risks related to an SEC investigation and securities litigation in connection with the restatement of our financial statements.

We are not aware that the SEC has begun any formal or informal investigation in connection with accounting errors requiring restatement of the fiscal year ended June 30, 2008. If the SEC makes a determination, however, that in its view the Company has violated Federal securities laws, then the Company may face sanctions, including, but not limited to, monetary penalties and injunctive relief, which could adversely affect our business. In addition, the Company may in the future be subject to class action suits, other litigation, or regulatory proceedings or actions arising in relation to the restatement of our consolidated financial statements for the fiscal year ended June 30, 3008. We are unable to estimate what our liability might be in connection with such potential litigation or regulatory proceeding or action and any expenses not covered by available insurance or any adverse resolution of this potential litigation or regulatory proceeding or action, which could have a material adverse effect on our business, results of operations, cash flows, or financial condition. Further, any litigation, regulatory proceeding or action may be time consuming, and it may distract our management from the conduct of our business.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, the net proceeds from the sale of securities offered from time to time using this prospectus will be used for our general corporate purposes, which may include repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. We will not receive proceeds from sales of selling securityholders except as otherwise specified in an applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges and preferred stock dividends of Royal Gold for the periods indicated.

	Three Months
	Ended
	September 30,	Fiscal Year Ended June 30
	2008	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges (unaudited)	26.72	41.10	23.28	77.89	112.64	80.91
Ratio of earnings to fixed charges and preferred stock dividends (unaudited)	26.72	11.13	23.28	77.89	112.64	80.91

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, minority interest and losses or earnings from equity investments plus fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest. We issued 1,150,000 shares of 7.25% Mandatory Convertible Preferred Stock on November 9, 2007. On March 10, 2008, all of the shares of the 7.25% Mandatory Convertible Preferred Stock were converted into shares of common stock. For the purpose of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income from continuing operations before income taxes, minority interests and losses or earnings from equity investments plus fixed charges and preferred stock dividends. Preferred stock dividends consist of dividends paid as part of the 7.25% Mandatory Convertible Preferred Stock issuance. As of the date of this prospectus, we no longer have any shares of preferred stock outstanding.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will rank either as senior debt or subordinated debt, and may be issued as convertible debt securities. The senior debt securities will be issued under an indenture between us and a trustee chosen by us. The subordinated debt securities will be issued under an indenture between us and a trustee chosen by us. In this prospectus, we may refer to the senior debt indenture and the subordinated debt indenture as the “indentures” and the senior debt trustee and the subordinated debt trustee as the “trustees.” The following description summarizes the expected terms and provisions of the indentures and the debt securities, and is not complete. For more information, you should read the indentures, copies of which will be filed as exhibits to amendments to the registration statement which contains this prospectus or exhibits to a report filed pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated into this prospectus. Further terms of the debt securities will be set forth in one or more prospectus supplements.

General

The debt securities are expected to be our direct unsecured obligations. The indentures are not expected to limit the aggregate principal amount of debt securities that may be issued. The debt securities may be issued from time to time in one or more series as authorized from time to time by our board of directors or by any of our authorized officers. The particular terms of the debt securities and any changes or additions to the general terms of the debt securities will be described in the prospectus supplement relating to the debt securities. The prospectus supplement will include the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price of the debt securities;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates shall be determined;

•	the date or dates from which interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable and, in the case of floating rate debt securities, the notice, if any, to holders regarding the determination of interest and the manner of giving such notice;

•	the place or places (other than the corporate trust office of the applicable trustee) where principal, premium or interest on the debt securities shall be payable, and the manner in which any such principal, premium or interest will be paid;

•	any mandatory or optional sinking fund or purchase fund or similar provisions;

•	the terms and conditions upon which, including when and at what price, the debt securities may be redeemed pursuant to any optional or mandatory redemption provisions;

•	any terms pursuant to which the debt securities may be convertible into equity or other securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the depositary or any common depositary for such global securities;

•	the terms and conditions, if any, upon which any global securities may be exchanged in whole or in part for definitive debt securities;

•	any index used to determine the amount of payment of principal or any premium or interest on the debt securities;

•	the application of any defeasance provisions to the debt securities;

•	whether the debt securities of a series are to be issued as original issue discount securities and the amount of discount at which they may be issued, and the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity upon an event of default (if different than the principal amount);

•	if other than U.S. dollars, the currency or currency units in which the debt securities shall be denominated or in which payment of principal, premium and interest on the debt securities may be made;

•	any applicable U.S. federal income tax considerations;

•	the date of any series of debt securities; and

•	any other relevant terms of the debt securities.

The indentures relating to the senior debt securities and the subordinated debt securities are expected to contain certain usual and customary restrictive covenants pertaining to, among other things, incurrence of additional debt, creation of liens and limitations on certain transactions. It also is expected that the indentures will contain provisions relating to the modification and waiver of the indentures, discharge of obligations, legal defeasance and covenant defeasance.

All of the debt securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series.

The indentures are not expected to contain provisions to afford you protection if there is a highly leveraged transaction or a change of control of Royal Gold, except as may be otherwise described in this prospectus or in any applicable prospectus supplement.

Senior Debt Securities

Senior debt securities will rank equally with all of our other unsecured debt other than subordinated debt securities or other indebtedness which by its terms is subordinated to our senior debt securities.

Subordinated Debt Securities

Subordinated debt securities will be subordinate and junior in the right of payment to all of our present or future senior indebtedness. “Senior indebtedness” is:

•	indebtedness for borrowed money, including senior debt securities, and

•	renewals, extensions, and modifications of such borrowed money,

unless it is specifically provided that such borrowed money or renewal, extension or modification is not senior indebtedness. If we or our selling securityholders are offering subordinated debt securities, the accompanying prospectus supplement or the information incorporated therein by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of principal, premium and interest on our subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. By reason of such subordination, in the event of a distribution of assets upon insolvency, our general creditors may recover ratably more than holders of our subordinated debt securities. However, subordination shall not apply to money and securities held in trust to satisfy and discharge any subordinated debt securities by legal defeasance.

Convertible Debt Securities

Debt securities issued under either of the indentures may provide for a right of conversion into equity securities. The terms and conditions governing any such conversion will be set forth in the prospectus supplement relating to the convertible debt securities, including:

•	the designation of the equity securities into which such debt securities are convertible;

•	the conversion price;

•	the conversion period;

•	whether conversion will be at our option or at the option of the holder of the convertible debt securities;

•	the events requiring an adjustment of the conversion price; and

•	the provisions affecting conversion in the event of the redemption of such debt securities.

Form, Exchange, Payment and Transfer

Unless otherwise specified in a prospectus supplement, we expect to issue the debt securities in fully registered form without coupons and in denominations of $1,000 (or multiples of $1,000). We will not impose a service charge for any transfer or exchange of the debt securities, but we or the trustee may require you to make a payment to cover any associated tax or other government charge.

If we issue debt securities in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Bearer debt securities will be transferable by delivery.

Unless otherwise provided in a prospectus supplement, we expect to pay principal, premium or interest, and you may surrender for payment or transfer the debt securities, at the offices of the trustee. Alternatively, we may pay interest by check mailed to you at your address as it appears in the security register. We will make payment on debt securities in bearer form at such non-U.S. paying agencies as we may choose.

Book-Entry

We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a global depositary, or its nominee, identified in the prospectus supplement. In this case, we will issue global securities in a denomination equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except by the global depositary to a nominee for that global depositary and except in the circumstances described in the prospectus supplement.

A prospectus supplement will provide the specific terms of the depositary arrangement concerning any portion of a series of debt securities to be represented by a global security and a description of a global depositary.

Consolidation, Merger and Sale

Nothing contained in either indenture or any of the debt securities is expected to prevent our consolidation or merger with or into any other corporation or any sale or conveyance of all or substantially all of our property to any other corporation; provided that upon any such transaction, other than a consolidation or merger in which we are the continuing corporation, the payment of principal, premium and interest on all of the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by us, is expressly assumed by the corporation formed by such consolidation or into which we shall have been merged, or by the corporation which shall have acquired such property.

Events of Default

The following are expected events of default under each indenture with respect to debt securities of any series issued thereunder:

•	a failure to pay principal or premium on any debt security of that series when due;

•	a failure to pay for a specified period, any interest on any debt security of that series when due;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of a series.

In general, if an event of default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of a specified percentage in aggregate principal amount outstanding of the debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such acceleration.

Each indenture is expected to provide that, subject to the duty of the applicable trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless such holder shall have offered the trustee reasonable indemnity. Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or to exercise any trust or power conferred on the trustee, with respect to the debt securities of that series.

Each indenture is expected to require us to furnish to the applicable trustee annually a statement as to the performance by us of our obligations under each indenture and as to any default in such performance.

Regarding the Trustees

We may maintain deposit accounts and conduct other banking transactions with one or more of the trustees, including borrowing in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock, together with the additional information in any applicable prospectus supplement, summarizes the material terms and provisions of our capital stock and various provisions of our restated certificate of incorporation, which we also refer to as our certificate of incorporation, and amended and restated bylaws, which we also refer to as our bylaws. For additional information about the terms of our capital stock, please refer to our restated certificate of incorporation, amended and restated bylaws, and amended and restated stockholder rights agreement that are incorporated by reference into the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the general corporation law of the state of Delaware. The summary below is not intended to be complete and is qualified by reference to the provisions of applicable law and our restated certificate of incorporation, amended and restated bylaws and amended and restated stockholder rights agreement.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 19, 2008, there were approximately 34,007,184 issued and outstanding shares of common stock and no shares of preferred stock issued or outstanding. Rights to purchase Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) have been distributed to holders of our common stock under our amended and restated rights agreement. A maximum of 500,000 shares of Series A Preferred Stock is currently authorized for issuance upon exercise of these rights.

Common Stock

Holders of common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders and do not have any cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, when, as and if declared by the board of directors, out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to receive ratably the net assets of the company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights other than the right, when exercisable, to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock as described further below. The outstanding shares of common stock are, and the shares offered by us by any prospectus supplement accompanying this prospectus will be, when issued and paid for, fully paid and non-assessable.

Preferred Stock

As of the date of this prospectus, we had no outstanding shares of preferred stock. Rights to purchase Series A Preferred Stock have been distributed to holders of our common stock under a rights agreement, and a maximum of 500,000 shares of Series A Preferred Stock are authorized for issuance on exercise of rights. Our preferred stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, the board of directors is authorized to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series. Thus, the board of directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of common stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of our company.

Preferred stock will be issued under a certificate of designations relating to each series of preferred stock, subject to our certificate of incorporation. When a particular series of preferred stock is offered, the prospectus supplement will describe the specific terms of the securities, including:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the dividend and liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	whether the preferred stock will have preemptive rights;

•	the procedures for auction and remarketing, if any, of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred stock will have voting rights and the terms of the voting rights, if any;

•	whether the preferred stock will be listed on any securities exchange;

•	the transfer agent for the preferred stock;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Effect of Delaware Anti-takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with, controlling, or controlled by any of these entities or persons.

Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions.  Our restated certificate of incorporation and amended and restated bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Classified Board of Directors.  Our restated certificate of incorporation provides for our board to be divided into three classes of directors serving staggered three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

Authorized but Unissued or Undesignated Capital Stock.  Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meetings of Stockholders.  Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our chairman, chief executive officer, president or board of directors. Stockholders do not have the right to call special meetings or to bring business before special meetings.

Stockholder Action by Written Consent.  Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a written consent is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Our amended and restated bylaws provide the same standard for written consent.

Notice Procedures.  Our amended and restated bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or amended and restated bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our secretary prior to the meeting. Generally, to be timely, a stockholder who intends to bring matters before an annual meeting must provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the meeting; except if less than 100 days notice was given or public disclosure was made for the meeting, advance notice of the matter is required to be given not less than 10 days after notice or public disclosure of the meeting, and notice as required by the Exchange Act. The notice of the matter generally must contain a brief description of the business desired to be brought before the annual meeting and if regarding the nomination of a director, all information required to be disclosed in solicitation of proxies for election of directors under Schedule 14A of the Exchange Act, the reasons for conducting the business at the annual meeting, the name and record address of such stockholder, the class and number of shares of Royal Gold stock owned by such stockholder, a description of any material interest of the stockholder in such business and whether such stockholder intends to solicit proxies from Royal Gold stockholders.

Stockholder Rights Plan

Rights to purchase Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) have been distributed to holders of our common stock under our amended and restated rights agreement. A maximum of 500,000 shares of Series A Preferred Stock is currently authorized for issuance upon exercise of these rights. The rights agreement provides that attached to each share of our common stock is one right that, when exercisable, entitles the holder to purchase one one-thousandth of a share of Series A Preferred Stock at a purchase price of $175, subject to adjustment. In certain events, including when a person or group becomes the owner of 15% or more of our outstanding common stock (except by reason of share acquisitions by the Company) or when a person or group commences a tender offer or exchange offer for 15% of more of our outstanding common stock, the rights become exercisable. Exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to receive that number of one-thousandths of a share of Series A Preferred Stock with a market value equal to two times the exercise price of the rights. At any time after the rights become exercisable, but before the acquiring person or group has obtained 50% or more of our outstanding common stock, our board of directors, under certain circumstances, may exchange each of the rights for a share of common stock or one one-thousandth of a Series A Preferred Share or the preferred stock equivalent. Accordingly, exercise or exchange of the rights may cause substantial dilution to a person or group that attempts to acquire our company. The rights, which expire on September 10, 2017, may be redeemed at a price of $.001 per right at any time until the tenth day following an announcement that an individual, corporation or other entity has acquired 15% or more of our outstanding common stock, except as otherwise provided in the rights agreement. The rights agreement makes the takeover of our company much more difficult.

Limitation of Director Liability

As permitted by provisions of the Delaware General Corporation Law, our restated certificate of incorporation limits, in certain circumstances, the monetary liability of our directors for breaches of their fiduciary duties as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to our company or its stockholders;

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not limit our rights or the rights of our stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non — monetary relief. Such remedies may not be effective in all cases.

Indemnification Arrangements

Our amended and restated bylaws provide that our company shall indemnify our directors and officers to the full extent permitted by Delaware law. Under such provisions any director or officer, who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the board determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the company. The amended and restated bylaws and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

We have entered into indemnification agreements with all of our current directors and officers to assure them that they will be indemnified to the extent permitted by our amended and restated bylaws and the Delaware General Corporation Law. The indemnification agreements provide our directors and officers indemnification against, among other things, any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse Royal Gold for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification. The indemnification agreements also provide certain methods and presumptions for determining whether the director or officer is entitled to indemnification, among other matters, as set forth in such agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Royal Gold pursuant to Royal Gold’s restated certificate of incorporation, amended and restated bylaws or any indemnification agreement, Royal Gold has been informed that in the opinion of the SEC such indemnification is against public policy as expressed under the Securities Act of 1933 and is therefore unenforceable.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, Golden, Colorado; and Computershare Trust Company of Canada, Toronto, Ontario.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The material terms of the deposit agreement, the depositary shares and the depositary receipts will be described in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any equity or debt securities and may be attached to or separate from such equity or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Royal Gold and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement, including:

•	the title of the warrants;

•	the aggregate principal amount of the warrants and the issue price of the warrants;

•	the number of securities for, and the price at, which the warrants are exercisable and the period during which the warrants may be exercised;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

SELLING SECURITYHOLDERS

Selling securityholders may use this prospectus in connection with the resale of securities from time to time. The applicable prospectus supplement will identify the selling securityholders, the terms of the securities and other information regarding the transaction, such as the price of the securities, the names of any underwriter or broker-dealer, if used, and the commissions paid or discounts or concessions allowed to such underwriter or broker-dealer, where applicable. The selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from their sale of securities. We will not receive any proceeds from sales by selling securityholders except as otherwise specified in an applicable prospectus supplement.

PLAN OF DISTRIBUTION

The Company or the selling securityholders may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. The Company will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company or the selling securityholders also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company or the selling securityholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by the Company or the selling securityholders to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or the selling securityholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

The Company or the selling securityholders may directly solicit offers to purchase our securities, and may directly sell the securities to institutional or other investors. The Company or the selling securityholders will describe the terms of direct sales in the prospectus supplement. The Company or the selling securityholders may authorize their respective agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts. If the Company or the selling securityholders use delayed delivery contracts, the Company or the selling securityholders will disclose that they are using them in the prospectus supplement and will tell you when they will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that the Company or the selling securityholders set forth in the prospectus supplement.

The Company or the selling securityholders may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

The selling securityholders may also sell our securities in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part. Such sales, if any, will not form part of the plan of distribution described in this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each such sale.

Other than the common stock, all securities offered by this prospectus will be a new issue of securities with no established trading market. Any underwriter to whom securities are sold by us or the selling securityholders for public offering and sale may make a market in such securities, but such underwriters may not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the NASDAQ Global Select Market and Toronto Stock Exchange. Any common stock sold by this prospectus will be listed for trading on the NASDAQ Global Select Market subject to official notice of issuance. The Company cannot give you any assurance as to the liquidity of the trading markets for any securities.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Hogan & Hartson LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A (filed on November 6, 2008) for the year ended June 30, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its consolidated financial statements as described in Note 20A to the financial statements and also contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS SUPPLEMENT

Joint Book Runners

HSBC	Goldman, Sachs & Co.	Scotia Capital

Co-Managers

Merrill Lynch & Co.	NBF Securities (USA) Corp.